2022 Interim Report 中期報告

Contents 2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 56 Directors and Senior Management 67 Other Information 83 Report on Review of Interim Financial Information 85 Interim Financial Information 119 Definitions 125 Glossary

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Craig S. Billings* Mr. Ian Michael Coughlan** Ms. Linda Chen (Vice Chairman of the Board) Mr. Frederic Jean-Luc Luvisutto*** Non-Executive Director Mr. Matthew O. Maddox**** Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Chairman of the Board) Mr. Lam Kin Fung Jeffrey, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Craig S. Billings Mr. Lam Kin Fung Jeffrey, GBS, JP Mr. Bruce Rockowitz * Mr. Craig S. Billings was re-designated from a non-executive Director to an executive Director, with effect from 1 February 2022. ** Mr. Ian Michael Coughlan will be re-designated from an executive Director to a non-executive Director, with effect from 1 March 2023, and his appointment as a non-executive Director will end on the date of the Company’s next annual general meeting anticipated in May 2023. Mr. Ian Michael Coughlan will serve as an advisor to the Company through the end of 2023. *** Mr. Frederic Jean-Luc Luvisutto was appointed as an executive Director, with effect from 11 August 2022. **** Mr. Matthew O. Maddox was re-designated from an executive Director to a non-executive Director, with effect from 1 February 2022. Mr. Matthew O. Maddox’s appointment as a non-executive Director of the Company will end on 31 December 2022. NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Lam Kin Fung Jeffrey, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCG, FCS (PE) AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCG, FCS (PE) AUDITOR Ernst & Young Certified Public Accountants Registered Public Interest Entity Auditor LEGAL ADVISORS As to Hong Kong law: Kirkland & Ellis Mayer Brown As to Macau law: Nuno Simões & Associados As to Cayman Islands law: Maples and Calder

3Interim Report 2022 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG 5/F, Manulife Place 348 Kwun Tong Road Kowloon Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Maples Fund Services (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands, except for per Share amounts or otherwise stated) Casino revenues 2,218,716 5,271,948 Other revenues 1,029,568 1,490,582 Adjusted EBITDA (873,101) 660,401 Loss attributable to owners (3,597,629) (2,156,817) Loss per Share — basic and diluted (0.69) (0.42)

5Interim Report 2022 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts, Wynn Palace and Wynn Macau, located in the Greater Bay Area region of the People’s Republic of China. Our resorts in Macau include world-class hotel facilities, a variety of regional and international dining options, retail outlets and an array of one-of-a-kind entertainment options, many of which are free to the general public. Our strategy in the Greater Bay Area encompasses investment in our integrated resorts, in our people and in the broader community. To attract and retain our customers, we design and continually make enhancements to refresh, improve and expand our resorts. We have continued with the design stages of developing the second phase of expansion of Wynn Palace. We currently expect that the next phase of our development at Wynn Palace will become a unique world- class cultural destination, incorporating an array of non-gaming amenities such as event space, interactive entertainment installations, food and beverage offerings, and additional hotel rooms. We also maintain numerous programs to invest in our approximately 11,910 Macau-based employees. Through a robust emphasis on human resources and staff training, we provide opportunities for movement within our Group to ensure employees can pursue their career goals with us and to elevate their functional and leadership skills. Through our “Wynn Care” program, we facilitate reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community-focused initiatives under one umbrella and expanded our efforts from various volunteer activities and community events in Macau into the Greater Bay Area and beyond. Through our charitable foundation “Wynn Care Foundation”, we continue to broaden our efforts in pursuing positive social impact and supporting charitable development within Macau and the PRC. We are also fully committed to supporting sustainable development for the benefit of Macau and the planet by monitoring and reducing inefficient energy and resource consumption and embracing technologies that help us to responsibly use our resources.

6 Wynn Macau, Limited Management Discussion and Analysis Wynn Palace Wynn Palace, a 6 million square foot integrated resort, was opened to the public on 22 August 2016 in the Cotai area of Macau, conveniently located minutes from both Macau International Airport and the Macau Taipa Ferry Terminal and directly adjacent to a stop serviced by Macau’s light rail system. We have continued with the design stages of developing the second phase of expansion of Wynn Palace. We currently expect that the next phase of our development at Wynn Palace will become a unique world-class cultural destination, incorporating an array of non-gaming amenities such as event space, interactive entertainment installations, food and beverage offerings, and additional hotel rooms. Wynn Palace features: • Approximately 468,000 square feet of casino space and casino support and ancillary areas with up to 323 table games and 861 slot machines available, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos; • Free public entertainment attractions including an 8-acre performance lake, animated floral art displays and fine art displays; • A luxury hotel with a total of 1,706 spacious rooms, suites and villas; • 14 food and beverage outlets; • Approximately 107,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including a cable car (“SkyCab”) ride, health club, spa, salon and pool; and • Approximately 37,000 square feet of meeting and convention space.

7Interim Report 2022 Management Discussion and Analysis Wynn Macau Wynn Macau, a 3 million square foot integrated resort, was opened to the public on 6 September 2006 in the heart of the Macau Peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010. In 2019, we refreshed 410 rooms in Encore tower. In November 2019, we opened the first phase of our “Lakeside Casino” expansion at Wynn Macau which features 44 mass market table games and a refurbished high-limit slot area. We substantially completed the second phase, which will include two new restaurants and approximately 7,000 square feet of additional retail space, in December 2019, and have begun to open portions of the retail components of the second phase. The remaining facilities will open in the near future depending on market conditions and other factors. Wynn Macau features: • Approximately 294,000 square feet of casino space and casino support and ancillary areas with up to 331 table games and 883 slot machines available, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Free public entertainment attractions including a rotunda show featuring a Chinese zodiac- inspired ceiling along with gold “tree of prosperity” and “dragon of fortune” attractions and a performance lake; • Two luxury hotel towers with a total of 1,010 spacious rooms and suites; • 12 food and beverage outlets; • Approximately 65,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and • Approximately 31,000 square feet of meeting and convention space.

8 Wynn Macau, Limited Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Set forth below are the key factors affecting our results of operations and financial condition. There are also risks and uncertainties inherent in our operations, many of which are beyond our control. Visitation to Macau has fallen significantly since the outbreak of COVID-19, driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, quarantine measures put in place in Macau and elsewhere, travel and entry restrictions and conditions in Macau, the PRC, Hong Kong and Taiwan involving COVID-19 testing, and mandatory quarantine, among other things, and the suspension or reduced accessibility of transportation to and from Macau. Although there have been periods during which certain restrictions and conditions were eased by the Macau government to allow for greater visitation and quarantine-free travel to Macau, adverse and evolving conditions created by and in response to the COVID-19 Pandemic may cause these restrictions and conditions to be reintroduced. For example, in response to an outbreak in Macau which initially commenced in mid-June 2022, the Macau government extended its COVID-19 containment measures, including the closures of casino operations in full as well as all non-essential business as of 11 July 2022, and the closure and the limiting of the opening hours and/or operational capacity of various areas and facilities in Macau. On 23 July 2022, casino operations at Wynn Palace and Wynn Macau resumed on a limited basis, and remain limited at the present time due to severely reduced visitation to Macau as a result of enhanced border controls. On 2 August 2022, the Macau government lifted most of the remaining enhanced COVID-19 restrictions which went into effect in June and July and limited non-gaming operations at Wynn Palace and Wynn Macau began to resume. Certain enhanced COVID-19 specific protective measures remain in effect at the present time with respect to gaming and non-gaming operations. While there is uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of containment measures, our management cannot predict whether future closures, in full or in part, will occur in our properties, and cannot reasonably estimate the impact to the Group’s future results of operations, cash flows, or financial condition. For further details, see the section headed “Management Discussion and Analysis — Material Risk Factors” of this interim report.

9Interim Report 2022 Management Discussion and Analysis Macau Gaming Concession On 23 June 2022, WRM and the Macau government entered into a Concession Extension Agreement, pursuant to which the expiration date of WRM’s gaming concession was extended from 26 June 2022 to 31 December 2022. Under the Concession Extension Agreement, WRM paid the Macau government MOP47.0 million (approximately HK$45.6 million) as a contract premium for the extension, and by no later than 23 September 2022 will provide a first demand bank guarantee of not less than MOP1,210.0 million (approximately HK$1,174.8 million) in favor of the Macau government for securing the fulfillment of its labor liabilities upon the expiration of the Concession Extension Agreement. In order to enable WRM to fulfill the relevant requirements to become eligible to obtain concession extension, each of WRM and Palo (the land concessionaires of Wynn Macau and Wynn Palace, respectively) entered into a letter of undertaking, pursuant to which each of WRM and Palo has undertaken, pursuant to Article 40 of the Macau gaming law and Clause 43 of the Concession Agreement, to revert to the Macau government relevant gaming equipment and gaming areas at Wynn Macau and Wynn Palace, without compensation and free of encumbrance upon the expiration of the Concession Agreement term, as amended by the Concession Extension Agreement. Under the indentures governing the Company’s HK$36.89 billion aggregate principal amount of WML Senior Notes and the facility agreement governing the WM Cayman II Revolver, upon the occurrence of any event after which the Group does not own or manage casino or gaming areas or operate casino games of fortune and chance in Macau in substantially the same manner and scope as of the issue date of the respective senior notes or the date of the facility agreement, for a period of 10 consecutive days or more in the case of the WML Senior Notes or a period of 30 consecutive days or more in the case of the WM Cayman II Revolver, and such event has a material adverse effect on the financial condition, business, properties or results of operations of WML and its subsidiaries, taken as a whole, holders of the WML Senior Notes can require the Company to repurchase all or any part of the WML Senior Notes at par, plus any accrued and unpaid interest (the “Special Put Option”), and any amounts owed under the WM Cayman II Revolver may become immediately due and payable (the “Property Mandatory Prepayment Event”).

10 Wynn Macau, Limited Management Discussion and Analysis In June 2022, the Macau government published the amendments to the Macau gaming law approved by the Macau Legislative Assembly. These amendments include, for example, the awarding of up to six gaming concessions with a term up to ten years with a maximum three-year extension possible, and an increase in the minimum capital requirement applicable to concession holders to MOP5.00 billion (approximately HK$4.85 billion), an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15% from 10% and a prohibition on revenue sharing arrangements between gaming promoters and concession holders. The Macau government also published the administrative regulations and related documents in relation to a public tender for the awarding of new gaming concessions in July 2022. Upon the publication and entry into force of the revised gaming law, on 23 June 2022, the Group is monitoring developments with respect to the Macau government’s public tender process, including the adoption of any additional administrative regulations, instructions, dispatches, and further adaptations to the current legal and regulatory system, and at this time believes that its Concession Agreement will be further extended, renewed or replaced by a new gaming concession agreement beyond 31 December 2022. However, it is possible the Macau government could further change or interpret the associated gaming laws in a manner that could negatively impact the Group. If the Group is unable to further extend or renew its Concession Agreement or obtain a new gaming concession agreement, an election by the WML Senior Notes holders to exercise the Special Put Option and the triggering of the Property Mandatory Prepayment Event would have a material adverse effect on the Group’s business, financial condition, results of operations, and cash flows. Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located in the Greater Bay Area and approximately 37 miles southwest of Hong Kong. Notwithstanding certain COVID-19 Pandemic-related travel restrictions that remain in place, the journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by road via the opening of the Hong Kong — Zhuhai — Macau Bridge and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 55 years, consists principally of a peninsula on mainland China and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. In addition to WRM, SJM, Galaxy, Venetian Macau, Melco and MGM Macau are permitted to operate casinos in Macau.

11Interim Report 2022 Management Discussion and Analysis We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue. According to Macau statistical information, the annual gaming revenues grew from HK$21.53 billion in 2002 to HK$283.94 billion in 2019 (pre-pandemic), before falling to HK$58.68 billion in 2020 and HK$84.33 billion in 2021, respectively, due to various quarantine measures and travel and entry restrictions and conditions since the outbreak of COVID-19. Casinos in Macau generated HK$25.50 billion in gaming revenue during the six months ended 30 June 2022, a decrease of 46.4% compared to the HK$47.60 billion generated in the six months ended 30 June 2021, as a result of decreased visitation to Macau as tighter border restrictions and certain strict measures were enacted to curb increased COVID-19 cases in Macau and the surrounding regions. We continue to believe that, despite the current challenges posed by the COVID-19 Pandemic, Macau’s stated goal of becoming a world- class tourism destination will continue to drive additional visitation to the market and create future opportunities for us to invest and grow. Furthermore, the internationalization of the gaming clientele is also a stated goal of the new local government policies related to the gaming industry. Our Macau Operations face competition primarily from the 35 other casinos located throughout Macau in addition to casinos located throughout the world, including Singapore, South Korea, the Philippines, Vietnam, Cambodia, Malaysia, Australia, Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Additionally, certain other Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could increase competition for our Macau Operations. Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2019, but has fallen meaningfully since the outbreak of COVID-19, primarily due to certain border control and other travel related restrictions put in place as a result of the COVID-19 Pandemic. Although there have been periods during which certain restrictions and conditions were eased by the Macau government to allow for greater visitation and quarantine-free travel to Macau, adverse and evolving conditions created by and in response to the COVID-19 Pandemic may cause these restrictions and conditions to be reintroduced. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, visitation to Macau decreased 11.8% and 82.9% in the first half of 2022 as compared to same period of 2021 and 2019, respectively.

12 Wynn Macau, Limited Management Discussion and Analysis Tourism levels in Macau are affected by a number of factors which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in the PRC and Asia; restrictions, conditions or other factors which affect visitation by citizens of the PRC and other regions to Macau; various countries’ policies on currency exchange controls, currency export, currency withdrawal, credit and debit card usage and travel restrictions or policies impacting the issuance of travel visas that may be in place from time to time; and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases (including the COVID-19 Pandemic), public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from the PRC and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties. For details of the COVID-19 Pandemic, see “Management Discussion and Analysis — Material Risk Factors — The COVID-19 Pandemic has had and will likely continue to have an adverse effect on our business, operations, financial condition and operating results, and the ability of our subsidiaries to pay dividends and distributions.” of this interim report. Premium Credit Play We selectively extend credit to certain customers contingent upon our marketing team’s knowledge of the customers, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the customer resides. In the event the customer does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the customer maintains in jurisdictions where the debt is recognized. In addition, we typically require a check in the amount of the applicable credit line from credit customers, collateralizing the credit we grant.

13Interim Report 2022 Management Discussion and Analysis Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability. Renovation, Development and Construction Projects Our current and future renovation, development and construction projects are and will be subject to significant development and construction risks. Such risks include unanticipated costs or cost increases, shortages in qualified labor, changes in laws and regulations and unforeseen engineering problems. Construction, equipment or staffing problems or difficulties in obtaining the requisite licenses, permits and authorizations from regulatory or governmental authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the project’s design and features, which may adversely impact the success of the project. There can be no assurance that our proposed plans and specifications will not change, and we cannot guarantee that our proposed projects will be approved, commenced or completed as contemplated by us. Failure to complete the projects on schedule or within budget may also have a significant negative effect on us and on our ability to make payments on our debt. ADJUSTED EBITDA Adjusted EBITDA is earnings or losses before finance costs, finance revenues, net foreign currency differences, loss on extinguishment of debt, income taxes, depreciation, pre-opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating loss.

14 Wynn Macau, Limited Management Discussion and Analysis The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating loss. For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) Operating loss (2,208,059) (938,280) Add Depreciation 1,134,843 1,401,350 Pre-opening costs — 6,487 Property charges and other 63,961 37,796 Share-based payments 83,591 116,111 Wynn Macau, Limited corporate expenses 52,563 36,937 Adjusted EBITDA (873,101) 660,401

15Interim Report 2022 Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected condensed consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) Wynn Palace: Casino(1) 1,105,868 3,088,562 Rooms 162,840 294,112 Food and beverage 143,059 197,733 Retail and other 322,607 359,733 Wynn Macau: Casino(1) 1,112,848 2,183,386 Rooms 110,621 218,316 Food and beverage 106,484 124,117 Retail and other 183,957 296,571 Total operating revenues 3,248,284 6,762,530

16 Wynn Macau, Limited Management Discussion and Analysis For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Palace: VIP: VIP table games turnover 10,230,975 31,127,028 VIP table games win(1) 102,011 1,303,680 VIP table games win as a percentage of turnover 1.00% 4.19% Average number of gaming tables(2) 56 99 Table games win per unit per day(3) 10,010 72,945 Mass market: Mass market table drop 5,799,923 10,206,084 Mass market table games win(1) 1,193,176 2,291,083 Mass market table games win percentage 20.57% 22.45% Average number of gaming tables(2) 232 225 Table games win per unit per day(3) 28,355 56,264 Slot machine handle 2,980,173 6,053,724 Slot machine win(1) 137,268 256,253 Average number of slots(2) 652 707 Slot machine win per unit per day(3) 1,163 2,004 Wynn Macau: VIP: VIP table games turnover 9,285,256 25,562,099 VIP table games win(1) 379,109 760,497 VIP table games win as a percentage of turnover 4.08% 2.98% Average number of gaming tables(2) 37 87 Table games win per unit per day(3) 56,164 48,111

17Interim Report 2022 Management Discussion and Analysis For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Mass market: Mass market table drop 5,355,297 9,789,245 Mass market table games win(1) 881,626 1,816,991 Mass market table games win percentage 16.46% 18.56% Average number of gaming tables(2) 247 240 Table games win per unit per day(3) 19,700 41,832 Slot machine handle 3,775,660 4,670,190 Slot machine win(1) 132,453 150,786 Average number of slots(2) 625 588 Slot machine win per unit per day(3) 1,170 1,416

18 Wynn Macau, Limited Management Discussion and Analysis Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” primarily because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) VIP table games win 481,120 2,064,177 Mass market table games win 2,074,802 4,108,074 Slot machine win 269,721 407,039 Poker revenues 469 — Commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) (607,396) (1,307,342) Total casino revenues 2,218,716 5,271,948 (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Palace, Wynn Macau and Encore were open in the applicable period.

19Interim Report 2022 Management Discussion and Analysis Discussion of Results of Operations Financial results for the six months ended 30 June 2022 compared to financial results for the six months ended 30 June 2021 Operating Revenues Total operating revenues decreased by 52.0% from HK$6.76 billion in the six months ended 30 June 2021 to HK$3.25 billion in the six months ended 30 June 2022, resulting from a decrease in gaming volumes due to certain travel-related restrictions and conditions, including COVID-19 testing and other procedures related to the COVID-19 Pandemic. Casino Revenues Casino revenues decreased from HK$5.27 billion (78.0% of total operating revenues) in the six months ended 30 June 2021 to HK$2.22 billion (68.3% of total operating revenues) in the six months ended 30 June 2022 primarily due to decreased VIP turnover and table games win and mass market table drop and table games win at our Macau Operations resulting from the adverse effects of the COVID-19 Pandemic. The components of casino revenues are as follows: VIP casino gaming operations. VIP table games win decreased by 76.7%, from HK$2.06 billion in the six months ended 30 June 2021 to HK$0.48 billion in the six months ended 30 June 2022, with total VIP table games turnover down 65.6%, from HK$56.69 billion in the six months ended 30 June 2021 to HK$19.52 billion in the six months ended 30 June 2022. Mass market casino gaming operations. Mass market table games win decreased by 49.5%, from HK$4.11 billion in the six months ended 30 June 2021 to HK$2.07 billion in the six months ended 30 June 2022, with total mass market table drop down 44.2%, from HK$20.00 billion in the six months ended 30 June 2021 to HK$11.16 billion in the six months ended 30 June 2022. Slot machine gaming operations. Slot machine win decreased by 33.7% from HK$407.0 million in the six months ended 30 June 2021 to HK$269.7 million in the six months ended 30 June 2022. Total slot machine handle dropped by 37.0% from HK$10.72 billion in the six months ended 30 June 2021 to HK$6.76 billion in the six months ended 30 June 2022.

20 Wynn Macau, Limited Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, decreased by 30.9% from HK$1.49 billion (22.0% of total operating revenues) in the six months ended 30 June 2021 to HK$1.03 billion (31.7% of total operating revenues) in the six months ended 30 June 2022. Room. Our room revenues decreased by 46.6% from HK$512.4 million in the six months ended 30 June 2021 to HK$273.5 million in the six months ended 30 June 2022, primarily due to low occupancy rates at both Wynn Palace and Wynn Macau resulting from the adverse effects of the COVID-19 Pandemic. The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau: Room revenues information For the Six Months Ended 30 June 2022 2021 Wynn Palace: Average Daily Rate HK$1,301 HK$1,390 Occupancy(1) 37.7% 65.6% REVPAR HK$491 HK$912 Wynn Macau: Average Daily Rate HK$1,357 HK$1,698 Occupancy(1) 40.5% 64.4% REVPAR HK$550 HK$1,094 Note: (1) Occupancy is the number of total hotel room nights occupied as a percentage of the number of total hotel room nights available in the applicable period. Available hotel rooms exclude those rooms out of service during the applicable period.

21Interim Report 2022 Management Discussion and Analysis Food and beverage. Food and beverage revenues decreased by 22.5% from HK$321.9 million in the six months ended 30 June 2021 to HK$249.5 million in the six months ended 30 June 2022, primarily due to decreased covers at restaurants of both Wynn Palace and Wynn Macau. Retail and other. Our retail and other revenues decreased by 22.8% from HK$656.3 million in the six months ended 30 June 2021 to HK$506.6 million in the six months ended 30 June 2022, primarily due to a decrease in visitation at both Wynn Palace and Wynn Macau. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums decreased by 55.2% from HK$2.81 billion in the six months ended 30 June 2021 to HK$1.26 billion in the six months ended 30 June 2022. The decrease was driven by the decrease in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs decreased by 10.6% from HK$2.21 billion in the six months ended 30 June 2021 to HK$1.98 billion in the six months ended 30 June 2022. The decrease was mainly due to the implementation of cost saving initiatives undertaken as a result of the COVID-19 Pandemic. Other operating expenses. Other operating expenses decreased from HK$1.24 billion in the six months ended 30 June 2021 to HK$1.02 billion in the six months ended 30 June 2022. The decrease was mainly driven by decreases in license fees, advertising and promotions expenditures, operating supplies and equipment costs and cost of sales. The provision for credit losses was HK$33.7 million for the six months ended 30 June 2021 as compared to a reversal of HK$7.7 million of provision for credit losses previously recognized for the same period of 2022. The change was primarily due to the impact of historical collection patterns and expectations of current and future collection trends, as well as the specific review of customer accounts, on our estimated credit loss for the respective periods. Depreciation. Depreciation decreased by 19.0% from HK$1.40 billion in the six months ended 30 June 2021 to HK$1.13 billion in the six months ended 30 June 2022. The decrease was primarily driven by the result of certain assets at both Wynn Palace and Wynn Macau being fully depreciated. Property charges and other. Property charges and other increased from HK$37.8 million in the six months ended 30 June 2021 to HK$64.0 million in the six months ended 30 June 2022. The increase was mainly driven by an increase in other contingency expenses as well as losses incurred on contracts termination. The increase was partially offset by the decrease in costs related to assets retired or abandoned.

22 Wynn Macau, Limited Management Discussion and Analysis As a result of the foregoing, total operating costs and expenses decreased by 29.1% from HK$7.70 billion in the six months ended 30 June 2021 to HK$5.46 billion in the six months ended 30 June 2022. Finance Revenues Finance revenues increased from HK$10.7 million in the six months ended 30 June 2021 to HK$15.6 million in the six months ended 30 June 2022. The increase was primarily due to the increase in average interest rates during the six months ended 30 June 2022 compared to the same period in 2021. During 2022 and 2021, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs remained relatively flat from HK$1.17 billion in the six months ended 30 June 2021 to HK$1.20 billion in the six months ended 30 June 2022. The increase was mainly due to an increase in average interest rates during the six months ended 30 June 2022 compared to the same period in 2021. Income Tax Expense Income tax expense remained flat from HK$6.2 million in the six months ended 30 June 2021 to HK$6.1 million in the six months ended 30 June 2022. Our income tax expense for the six months ended 30 June 2022 and 2021 relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Loss Attributable to Owners of the Company As a result of the foregoing, net loss attributable to owners of the Company increased by 66.8% from HK$2.16 billion for the six months ended 30 June 2021 to HK$3.60 billion for the six months ended 30 June 2022. LIQUIDITY AND CAPITAL RESOURCES Capital Resources The COVID-19 Pandemic has materially impacted and is likely to continue to materially impact, our business, financial condition and results of operations. While we believe our unrestricted cash, cash flows from operations and revolver borrowing capacity from WM Cayman II Revolver and the WRL Revolving Loan Facility will enable us to fund our current obligations for the foreseeable future, COVID-19 has resulted in significant disruption to our operations, which has had and will likely continue to have a negative impact on our operating profit and could have a negative impact on our ability to access capital in the future.

23Interim Report 2022 Management Discussion and Analysis Our cash and cash equivalents balance as at 30 June 2022 were approximately HK$8.69 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement, and general corporate purposes. The Company paid no dividends during 2021 or the six months ended 30 June 2022. On 14 June 2022, the Company entered into a loan agreement with WRL, pursuant to which WRL agreed to make available an unsecured revolving loan facility in an amount of up to US$500.0 million (approximately HK$3.92 billion). The current term of the WRL Revolving Loan Facility is twenty- four months after the date of the loan agreement and the current interest rate of the loan is 4% per annum on funded amounts or any other rate (to take into account any prevailing market conditions and other applicable factors) as agreed between the Company and WRL from time to time. As at 30 June 2022, the Company had approximately HK$3.92 billion of available borrowing capacity under the WRL Revolving Loan Facility. On 16 September 2021, WM Cayman II, an indirect wholly owned subsidiary of WML, entered into an unsecured revolving credit facility agreement in an aggregate principal amount of HK$11.72 billion consisting of one tranche in an amount of US$312.5 million (approximately HK$2.46 billion) and one tranche in an amount of HK$9.26 billion. WM Cayman II has the ability to upsize the total revolving credit facility by an additional HK$7.85 billion equivalent under the facility agreement and related agreements upon the satisfaction of various conditions. The borrowings under the WM Cayman II Revolver bear interest at LIBOR or HIBOR, as applicable, plus a margin of 2.625% per annum until 30 June 2022, the date from which the margin ranges from 1.875% to 2.875% per annum based on WM Cayman II’s leverage ratio on a consolidated basis. The final maturity of all outstanding loans under the revolving facility is 16 September 2025. On 5 May 2022, WM Cayman II and its lenders agreed to waive certain financial covenants in the facility agreement under the WM Cayman II Revolver in respect of the relevant periods ending on the following applicable test dates: (a) 30 June 2022; (b) 30 September 2022; (c) 31 December 2022; and (d) 31 March 2023; and to provide for a floor on the interest rate margin of 2.625% per annum through 30 June 2023. WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied through the facility agreement. As at 30 June 2022, the Group had approximately HK$1.66 billion of available borrowing capacity under the WM Cayman II Revolver and had subsequently drawn the remaining HK$1.66 billion in full in July 2022 for general corporate purposes.

24 Wynn Macau, Limited Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital deficiency plus net debt. The table below presents the calculation of our gearing ratio. As at 30 June 2022 As at 31 December 2021 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 46,803,022 46,537,145 Accounts payable 281,910 393,618 Construction payables and accruals and construction retentions payable 159,418 245,474 Other payables and accruals 3,542,139 4,285,475 Amounts due to related companies 110,096 46,125 Other liabilities 174,513 184,650 Lease liabilities 182,279 214,682 Less: cash and cash equivalents (8,688,653) (11,664,100) restricted cash and cash equivalents (9,244) (12,373) Net debt 42,555,480 40,230,696 Deficiency in assets (13,522,626) (10,022,599) Total capital deficiency (13,522,626) (10,022,599) Capital and net debt 29,032,854 30,208,097 Gearing ratio 146.6% 133.2%

25Interim Report 2022 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in millions) Net cash used in operating activities (1,558.9) (887.3) Net cash used in investing activities (264.8) (160.6) Net cash used in financing activities (1,204.7) (4,430.6) Net decrease in cash and cash equivalents (3,028.4) (5,478.5) Cash and cash equivalents at beginning of period 11,664.1 18,831.1 Effect of foreign exchange rate changes, net 53.0 18.7 Cash and cash equivalents at end of period 8,688.7 13,371.3 Net cash used in operating activities Our net cash used in operating activities is primarily driven by changes in our working capital and operating loss generated by our Macau Operations. Net cash used in operating activities was HK$1,558.9 million for the six months ended 30 June 2022, compared to HK$887.3 million for the six months ended 30 June 2021. As a result of the COVID-19 Pandemic, operating loss was HK$2,208.1 million for the six months ended 30 June 2022, compared to HK$938.3 million for the six months ended 30 June 2021. The increase in net cash used in operating activities was primarily due to the increased operating loss and partially offset by changes in working capital accounts. During the six months ended 30 June 2021, the decrease in net cash used in operating activities was primarily due to decreased operating loss and changes in working capital accounts. Net cash used in investing activities Net cash used in investing activities was HK$264.8 million for the six months ended 30 June 2022, compared to HK$160.6 million for the six months ended 30 June 2021. Net cash used in the six months ended 30 June 2022 included HK$230.9 million of costs, primarily related to maintenance capital expenditures, and HK$46.8 million of contract premium and related cost paid for the Concession Extension Agreement, partially offset by HK$12.5 million of interest receipts. Net cash used in the six months ended 30 June 2021 included HK$171.8 million of costs, primarily related to maintenance capital expenditures, partially offset by HK$11.3 million of interest receipts.

26 Wynn Macau, Limited Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$1.20 billion during the six months ended 30 June 2022, compared to net cash of HK$4.43 billion used in financing activities during the six months ended 30 June 2021. During the six months ended 30 June 2022, net cash used in financing activities was primarily due to HK$1.15 billion of interest payments, HK$33.7 million payments for principal and interest components of lease liabilities and HK$25.1 million payments on debt financing costs. During the six months ended 30 June 2021, net cash used in financing activities was primarily due to HK$3.60 billion in repayments of our term loan facility of the Wynn Macau Credit Facilities, HK$1.15 billion of interest payments, HK$54.5 million payments for principal and interest components of lease liabilities and HK$16.7 million payments on debt financing costs, partially offset by HK$388.6 million proceeds from our revolving credit facility of Wynn Macau Credit Facilities. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 30 June 2022 As at 31 December 2021 HK$ HK$ (in thousands) Bank loans 10,055,365 10,041,953 Senior notes 36,885,417 36,650,417 Unamortized debt financing costs and premiums, net (137,760) (155,225) Total interest-bearing borrowings 46,803,022 46,537,145

27Interim Report 2022 Management Discussion and Analysis WM Cayman II Revolver On 16 September 2021, WM Cayman II, an indirect wholly owned subsidiary of WML, as borrower and WML as guarantor, entered into a facility agreement with, among others, Bank of China Limited, Macau Branch as agent and a syndicate of lenders, pursuant to which the lenders will make available in an aggregate amount of HK$11.72 billion equivalent revolving unsecured credit facility consisting of one tranche in an amount of US$312.5 million (approximately HK$2.46 billion) and one tranche in an amount of HK$9.26 billion to WM Cayman II. WM Cayman II has the ability to upsize the total WM Cayman II Revolver by an additional HK$7.85 billion equivalent under the facility agreement and related agreements upon the satisfaction of various conditions. The final maturity of all outstanding loans under the WM Cayman II Revolver is 16 September 2025 (or if 16 September 2025 is not a business day, the next business day in the relevant calendar month), by which time any outstanding borrowings from the WM Cayman II Revolver must be repaid. Each loan under the revolving facility, consisting of both United States dollar and Hong Kong dollar tranches, will bear interest at LIBOR or HIBOR, as applicable, plus a margin of 2.625% per annum until 30 June 2022, the date from which the margin ranges from 1.875% to 2.875% per annum based on the leverage ratio of WM Cayman II on a consolidated basis. On 5 May 2022, WM Cayman II and its lenders agreed to waive certain financial covenants in the facility agreement under the WM Cayman II Revolver in respect of the relevant periods ending on the following applicable test dates: (a) 30 June 2022; (b) 30 September 2022; (c) 31 December 2022; and (d) 31 March 2023; and to provide for a floor on the interest rate margin of 2.625% per annum through 30 June 2023. WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied through the facility agreement. As at 30 June 2022, the Group had approximately HK$1.66 billion in funding available under WM Cayman II Revolver and had subsequently drawn the remaining HK$1.66 billion in full in July 2022 for general corporate purposes.

28 Wynn Macau, Limited Management Discussion and Analysis The facility agreement contains representations, warranties, covenants and events of default customary for similar financings, including, but not limited to, restrictions on indebtedness to be incurred by WM Cayman II or its group members and restrictions on creating security over the assets of WM Cayman II or by its group members. The facility agreement also requires WM Cayman II to maintain a certain leverage ratio and interest coverage ratio from time to time as provided under the facility agreement. The facility agreement also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers). It is a property mandatory prepayment event under the facility agreement if there is a loss of gaming operation or Concession Agreement by the Group. Customary fees and expenses were paid by WM Cayman II in connection with the facility agreement and related agreements. It is a mandatory prepayment event under the facility agreement if Wynn Resorts, Limited ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II through the Company measured by voting power. As at 30 June 2022, the Directors confirmed that there was no non-compliance with covenants contained in the WM Cayman II Revolver. WML Senior Notes On 20 September 2017, the Company issued the WML 2024 Notes and WML 2027 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes mature on 1 October 2024 and 1 October 2027, respectively. The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to repurchase and redeem the WML 2021 Notes. On 17 December 2019, the Company issued the WML 2029 Notes. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes mature on 15 December 2029. The Company used the net proceeds from the WML 2029 Notes to facilitate the repayment of a portion of the Wynn Macau Credit Facilities and expects to use the remainder for general corporate purposes.

29Interim Report 2022 Management Discussion and Analysis During 2020, the Company issued the WML 2026 Notes and WML 2028 Notes. Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and WML 2028 Notes mature on 15 January 2026 and 26 August 2028, respectively. The Company used a portion of the net proceeds of the WML 2026 Notes and WML 2028 Notes to facilitate repayments of the Wynn Macau Credit Facilities and expects to use the remainder for general corporate purposes. The WML Senior Notes are WML’s general unsecured obligations; rank pari passu in right of payment with all of WML’s existing and future senior unsecured indebtedness; rank senior to all of WML’s future subordinated indebtedness, if any; are effectively subordinated to all of WML’s future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all existing and future obligations of WML’s subsidiaries, including the WM Cayman II Revolver. The WML Senior Notes are listed on the Hong Kong Stock Exchange. The WML Senior Notes indentures contain covenants limiting WML’s (and certain of its subsidiaries’) ability to, among other things: merge or consolidate with or into another company; and transfer or sell all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same manner and scope as it does on the date on which each of the WML Senior Notes were issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

30 Wynn Macau, Limited Management Discussion and Analysis If the Company undergoes certain Changes of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures governing the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of WRL, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. Under the indentures governing the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to WRL or any affiliate of WRL, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. WRL Revolving Loan Facility On 14 June 2022, the Company entered into a loan agreement with WRL, pursuant to which WRL agreed to make available an unsecured revolving loan facility in an amount of up to US$500.0 million (approximately HK$3.92 billion). The current term of the WRL Revolving Loan Facility is twenty-four months after the date of the loan agreement and the current interest rate of the loan is 4% per annum on funded amounts or any other rate (to take into account any prevailing market conditions and other applicable factors) as agreed between the Company and WRL from time to time. As at 30 June 2022, the Company had approximately HK$3.92 billion in funding available under the WRL Revolving Loan Facility.

31Interim Report 2022 Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from cash on hand, availability under our credit facilities from WM Cayman II Revolver and the WRL Revolving Loan Facility, new borrowings and operating cash flows. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events, including related to COVID-19, may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, availability under our credit facilities and internally generated funds, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS Except for the share-based payment expenses incurred with WRL, the related party transactions during the period ended 30 June 2022 as disclosed under note 17 to the interim financial information constituted continuing connected transactions of the Company under Chapter 14A of the Listing Rules. Our Directors have confirmed that all related party transactions have complied with the requirements under Chapter 14A of the Listing Rules, and have been conducted on normal commercial terms, and that their terms are fair and reasonable.

32 Wynn Macau, Limited Management Discussion and Analysis MATERIAL RISK FACTORS There are certain risks and uncertainties involved in our operations, some of which are beyond our control. Set forth below are the material risk factors involved in our operations, which have been broadly categorized into: (i) risks related to our business; (ii) risks associated with our operations in Macau; and (iii) risks related to our indebtedness. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also have a material adverse impact on our business, financial condition, results of operations and cash flows. Risks Related to our Business The COVID-19 Pandemic has had and will likely continue to have an adverse effect on our business, operations, financial condition and operating results, and the ability of our subsidiaries to pay dividends and distributions. In January 2020, an outbreak of a new strain of coronavirus, COVID-19, was identified and has since then spread around the world. The COVID-19 Pandemic and the spread, and risk of resurgence, of COVID-19 and related variants may continue to negatively impact many aspects of our business and the ability and desire of people to travel and participate in activities at crowded indoor places, such as those we offer at our properties. Visitation to Macau and gross gaming revenues in Macau significantly decreased following the outbreak of COVID-19, driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, broad quarantine measures and travel restrictions and advisories, and in Macau, the suspension or reduced availability of the Individual Visit Scheme, group tour scheme and other travel visas for visitors. While some of the initial containment measures and restrictions have eased since their initial implementation, certain border control, travel-related restrictions and conditions, including COVID-19 testing and other procedures remain in place. Our casino operations remained open during the six months ended 30 June 2022. However, the number of visitors to our properties was negatively impacted during the six months ended 30 June 2022 due to an increasing number of COVID-19 cases in multiple cities in the PRC, Hong Kong and Macau, which resulted in tighter travel restrictions and various measures, including city lockdowns and stay-at-home orders being enacted.

33Interim Report 2022 Management Discussion and Analysis In response to an outbreak in Macau which initially commenced in mid-June 2022, the Macau government increased its COVID-19 preventative measures, including a series of citywide COVID-19 testing, the closure and the limiting of the opening hours and/or operational capacity of several areas and facilities in Macau, and the implementation of various level of access control to residential and commercial buildings with confirmed COVID-19 cases. Pursuant to the executive order No. 115/2022 and the extension to this executive order, casino operations, including those in Wynn Palace and Wynn Macau, and all non-essential business were closed from 11 July 2022 to 22 July 2022. On 23 July 2022, casino operations at Wynn Palace and Wynn Macau resumed on a limited basis, and remain limited at the present time due to severely reduced visitation to Macau as a result of enhanced border controls. On 2 August 2022, the Macau government lifted most of the remaining enhanced COVID-19 restrictions which went into effect in June and July and limited non-gaming operations at Wynn Palace and Wynn Macau began to resume. Certain enhanced COVID-19 specific protective measures remain in effect at the present time with respect to gaming and non-gaming operations. There still remain significant uncertainties surrounding COVID-19, including the existing and new variants of COVID-19, and its further development as a global pandemic, including the effectiveness of vaccine programs against existing and any new variants of COVID-19. Given the evolving conditions created by and in response to the COVID-19 Pandemic, we are currently unable to determine when all travel-related restrictions and conditions will be fully lifted. Measures that have been lifted may also be reintroduced if there are adverse developments in the COVID-19 situation. Moreover, once travel advisories and restrictions are fully lifted, demand for casino resorts may remain weak for a significant length of time and inbound tourism to Macau may be slow to recover. We cannot predict when, or even if, operating results at our properties will return to pre-outbreak levels. In particular, consumer behavior related to discretionary spending and traveling, including demand for casino resorts may be negatively impacted by the adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels and loss of personal wealth resulting from the impact of the COVID-19 Pandemic. In addition, we cannot predict the impact that the COVID-19 Pandemic will have on our partners, such as tenants, travel agencies, suppliers and other vendors, which may adversely impact our operations or planned development projects.

34 Wynn Macau, Limited Management Discussion and Analysis Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of containment measures, our management cannot predict whether future closures, in full or in part, will occur in our properties, and cannot reasonably estimate the impact to the Group’s future results of operations, cash flows, or financial condition. To the extent the COVID-19 Pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks related to our business, including those relating to our ability to raise capital, our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants or other restrictions contained in the agreements that govern our indebtedness. In addition, the COVID-19 Pandemic has significantly increased global economic and demand uncertainty. Global recovery from the economic fallout of the COVID-19 Pandemic could take many years, which could continue to adversely impact our financial condition and operations. If we are unable to secure an extension or renewal of our concession, or a new concession, by 31 December 2022, our business and financial condition would experience material adverse effects. On 23 June 2022, WRM and the Macau government entered into a Concession Extension Agreement, pursuant to which the expiration date of WRM’s gaming concession was extended from 26 June 2022 to 31 December 2022. Unless the term of our Concession Agreement is further extended or renewed or we receive a new gaming concession or other right to operate gaming at our resorts in Macau, subject to any separate arrangement with the Macau government, we will cease to generate any revenues from our gaming operations and all of relevant gaming equipment and gaming areas will be automatically transferred to Macau government without compensation when the Concession Agreement expires on 31 December 2022. The failure to further extend or renew our concession or obtain a new concession would have a material adverse effect on our results of operations.

35Interim Report 2022 Management Discussion and Analysis In addition, under the indentures governing the Company’s HK$36.89 billion aggregate principal amount of WML Senior Notes and the facility agreement governing the WM Cayman II Revolver, upon the occurrence of any event after which the Group does not own or manage casino or gaming areas or operate casino games of fortune and chance in Macau in substantially the same manner and scope as of the issue date of the respective senior notes or the date of the facility agreement, for a period of 10 consecutive days or more in the case of the WML Senior Notes or a period of 30 consecutive days or more in the case of the WM Cayman II Revolver, and such event has a material adverse effect on the financial condition, business, properties or results of operations of WML and its subsidiaries, taken as a whole, holders of the WML Senior Notes can exercise the Special Put Option, and the WM Cayman II Revolver would incur a Property Mandatory Prepayment Event. In such event, there is no certainty that we would be able to secure financing to repay the WML Senior Notes and the WM Cayman II Revolver on acceptable terms or at all. Such repayment would have a material adverse effect on our financial condition and results of operations. Laws and regulations in the jurisdictions in which we operate can be changed or interpreted differently in the future. Our operations are exposed to the risk of changes in laws and policies of the jurisdictions in which we operate. In addition, those laws and regulations could be interpreted differently in the future. We cannot predict the future likelihood or outcome of legislation or referendums in jurisdictions where we operate or the impact of those changes on our business, financial condition, results of operations and cash flows. For example, on 23 June 2022, the amended gaming law entered into force. These amendments include, for example, the awarding of up to six gaming concessions with a term up to ten years with a maximum three-year extension possible, and an increase in the minimum capital requirement applicable to concession holders to MOP5.00 billion (approximately HK$4.85 billion), an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15% from 10% and a prohibition on revenue sharing arrangements between gaming promoters and concession holders. We cannot predict whether such amendments will have a material impact on our business, financial condition, results of operations, and cash flows. We are subject to Macau Laws and Regulations. The cost of compliance or failure to comply with such regulations and authorities could have a negative effect on our business. The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

36 Wynn Macau, Limited Management Discussion and Analysis WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming requirements in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business. Moreover, we are a subsidiary of WRL and therefore are subject to the risk that U.S. regulators may not permit us to conduct operations in Macau in a manner consistent with the way in which we intend, or the applicable U.S. gaming authorities require us, to conduct our operations in the United States. Our business is particularly sensitive to reductions in discretionary consumer spending, including as a result of economic downturns, restrictions to cross-border capital transactions or increasing geopolitical tensions. Our financial results have been, and are expected to continue to be, affected by the global and regional economy. Any severe or prolonged slowdown in the global or regional economy may materially and adversely affect our business, results of operations and financial condition.

37Interim Report 2022 Management Discussion and Analysis Recently there have also been heightened tensions in international relations, notably with respect to international trade, including increases in tariffs and company and industry specific restrictions. These issues, in addition to changes in national security policies and geopolitical issues, can impact the global and regional economy and impact our business in a negative fashion. Various types of restrictions have been placed by government agencies on targeted industries and companies which could potentially negatively impact the intended subject as well as other companies and persons sharing a common country of operations. These types of events have also caused significant volatility in global equity and debt capital markets, which could trigger a severe contraction of liquidity in the global credit markets. Consumer demand for hotels, casino resorts, trade shows, conventions and for the type of luxury amenities that we offer is particularly sensitive to downturns in the economy, which adversely affect discretionary spending on leisure activities. Because a significant number of our customers come from the PRC, Hong Kong and Taiwan, the economic condition of our surrounding region, in particular, affects the gaming industry in Macau and our business. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, high unemployment, perceived or actual changes in disposable consumer income and wealth, inflationary pressure, economic recession, changes in consumer confidence in the economy, fears of war and acts of terrorism could reduce customer demand for the luxury amenities and leisure activities we offer and may negatively impact our operating results. Ongoing investigations, litigation and other disputes could distract management and result in negative publicity and additional scrutiny from regulators. We are subject to various claims related to our operations. These foregoing investigations, litigation and other disputes and any additional such matters that may arise in the future, can be expensive and may divert management’s attention from the operations of our businesses. The investigations, litigation and other disputes may also lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly a negative impact on, our gaming licenses and our ability to bid successfully for new gaming market opportunities. In addition, the actions, litigation and publicity could negatively impact our business, reputation and competitive position and could reduce demand for our shares and thereby have a negative impact on the trading prices of our shares.

38 Wynn Macau, Limited Management Discussion and Analysis We depend on the continued services of key managers and employees. If we do not retain our key personnel or attract and retain other highly skilled employees, our business will suffer. Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. Our success depends upon our ability to attract, hire, and retain qualified operating, marketing, financial, and technical personnel in the future. We rely on the continued services of key managers and an adequate number of qualified employees to achieve our goals and to deliver our high service standards. There is intense competition for labor resources in Macau due to the limited supply of local-Macau labor and imported-labor restrictions and quotas. Competition in Macau for key managers and qualified employees is further exacerbated by the labor needs of large-scale resorts that have recently opened or are expected to open in the future and other opportunities for local-Macau labor. If we are unable to obtain, attract, retain and train key managers and an adequate number of qualified employees, and obtain any required visas or work permits for our staff, our ability to adequately manage and staff our operations and development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key management and operating personnel would likely have a material adverse effect on our business, prospects, financial condition, and results of operations. Demand for our products and services may be negatively impacted by strained international relations, economic disruptions, visa and travel restrictions or difficulties, anti-corruption campaigns, restrictions on cross-border money transfers and other policies or campaigns implemented by regional governments. A significant amount of our gaming revenues is generated from customers arriving from the PRC, Hong Kong and Taiwan. Strained international relations, economic disruption and other similar events could negatively impact the number of visitors to our facilities and the amount they spend. In addition, policies adopted from time to time by governments, including any visa and travel restrictions or difficulties faced by our customers such as restrictions on exit visas for travelers requiring them or restrictions on visitor entry visas for the jurisdiction in which we operate, could disrupt the number of visitors to our properties from those affected places, including from the PRC, Hong Kong and Taiwan. It is not known when, or if, policies restricting visitation by PRC citizens will be put in place and such policies are adjusted, without notice, from time to time. Furthermore, anti- corruption campaigns may influence the behavior of certain of our customers and their spending patterns. Such campaigns, as well as monetary outflow policies have specifically led to tighter monetary transfer regulations in a number of areas. These policies may affect and impact the number of visitors and the amount of money they spend. The overall effect of these campaigns and monetary transfer restrictions may negatively affect our revenues and results of operations.

39Interim Report 2022 Management Discussion and Analysis Our business is particularly sensitive to the willingness of our customers to travel to and spend time at our resorts. Acts or the threat of acts of terrorism, outbreak of infectious disease, regional political events and developments in certain countries could cause severe disruptions in air and other travel and may otherwise negatively impact tourists’ willingness to visit our resorts. Such events or developments could reduce the number of visitors to our facilities, resulting in a material adverse effect on our business and financial condition, results of operations or cash flows. We are dependent on the willingness of our customers to travel. Only a small amount of our business is and will be generated by local residents. Most of our customers travel to reach our Macau properties. Acts of terrorism or concerns over the possibility of such acts may severely disrupt domestic and international travel, which would result in a decrease in customer visits to Macau, including our properties. Regional conflicts could have a similar effect on domestic and international travel. Disruptions in air or other forms of travel as a result of any terrorist act, outbreak of hostilities, escalation of war or worldwide infectious disease outbreak would have an adverse effect on our business and financial condition, results of operations and cash flows. In addition, governmental action and uncertainty resulting from global political trends and policies of major global economies, including potential barriers and restrictions to travel, trade and immigration can reduce demand for our hospitality products and services, and reduce visitation to our resorts. Our continued success depends on our ability to maintain the reputation of our resorts. Our strategy and integrated resort business model rely on positive perceptions of our resorts and the level of service we provide. Any deterioration in our reputation could have a material adverse effect on our business, results of operations and cash flows. Our reputation could be negatively impacted by our failure to deliver the superior design and customer service for which we are known or by events that are beyond our control. Our reputation may also suffer as a result of negative publicity regarding the Company or our resorts, including as a result of social media reports, regardless of the accuracy of such publicity. The continued expansion of media and social media formats has compounded the potential scope of negative publicity and has made it more difficult to control and effectively manage negative publicity.

40 Wynn Macau, Limited Management Discussion and Analysis We are entirely dependent on a limited number of resorts for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties. We are currently entirely dependent upon our Macau Operations for all of our operating cash flow. As a result, we are subject to a greater degree of risk than a gaming company with more operating properties or greater geographic diversification. The risks to which we have a greater degree of exposure include the following: • changes in local economic and competitive conditions; • the impact on the travel and leisure industry from factors such as an outbreak of an infectious disease, including the COVID-19 Pandemic, public incidents of violence, riots, demonstrations, extreme weather patterns or natural disasters, military conflicts, civil unrest, and any future security alerts and/or terrorist attacks in Macau and nearby regions; • changes in local governmental laws and regulations, or interpretations thereof, including gaming laws and regulations, anti-smoking legislation and travel and visa policies; • extensive regulation of our business and the cost of compliance or failure to comply with applicable laws and regulations; • restrictions or conditions on visitation by citizens of the PRC, Hong Kong or Taiwan to Macau, including as a result of the COVID-19 Pandemic and certain initiatives impacting applicable visa issuance for prospective travelers to Macau in place from time to time; • increased government oversight with respect to cross-border financial transactions; • shortages of skilled and unskilled labor affecting construction, development and/or operations; • an increase in the cost of maintaining our properties; • a decline in the number of visitors to Macau; and • a decrease in gaming and non-casino activities at our resorts. Any of the factors outlined above could negatively affect our results of operations and our ability to generate sufficient cash flow to make payments or maintain our covenants with respect to our debt.

41Interim Report 2022 Management Discussion and Analysis We are a parent company and our primary source of cash is and will be distributions from our subsidiaries. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. Accordingly, our primary sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. For example, the Board concluded not to recommend the payment of a dividend with respect to the years ended 31 December 2021, 2020 and 2019 due to the financial impact of the COVID-19 Pandemic. Currently, there is no certainty as to whether the Board will recommend a payment of dividend for 2022. If the COVID-19 Pandemic continues to interrupt our gaming operations or visitation to Macau or if the outbreak escalates, it may continue to have an adverse effect on our subsidiaries’ results of operations and their ability to pay dividends or distributions to us in the future. Our casino, hotel, convention and other facilities face intense competition, which may further intensify in the future. The casino/hotel industry is highly competitive. Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 30 June 2022, there were 37 casinos in Macau, including 20 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. Although the Macau government has indicated that it intends to grant only six concessions when the current concessions and subconcessions terminate, if the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Several of the current concessionaires and subconcessionaires have opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non-gaming offerings in Macau, with continued development and further openings in Cotai expected in the near future.

42 Wynn Macau, Limited Management Discussion and Analysis Wynn Palace and Wynn Macau also face competition from casinos throughout the world, including Singapore, South Korea, the Philippines, Malaysia, Vietnam, Cambodia, Australia, Las Vegas, and cruise ships in Asia that offer gaming and other casinos throughout Asia. Additionally, certain Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could increase competition for our business. Increased competition could result in a loss of customers, which may negatively affect our cash flows and results of operations. Our business relies on premium customers. We often extend credit, and we may not be able to collect gaming receivables from our credit players or credit play may decrease. Although the law in Macau permits casino operators to extend credit to gaming customers, our Macau Operations may not be able to collect all of its gaming receivables from its credit players. We expect that our Macau Operations will be able to enforce these obligations only in a limited number of jurisdictions, including Macau. To the extent our gaming customers are visitors from other jurisdictions, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts and we may encounter forums that will refuse to enforce such debts. Our inability to collect gaming debts could have a significant negative impact on our operating results. Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenue, including the face value of credit instruments issued. The gross gaming revenues calculation in Macau does not include deductions for uncollectible gaming debts. As a result, if we extend credit to our customers in Macau and are unable to collect on the related receivables from them, we remain obligated to pay taxes on our winnings from these customers regardless of whether we collect on the credit instrument. Any violation of applicable Anti-Money Laundering laws, regulations or the Foreign Corrupt Practices Act or sanctions could adversely affect our business, performance, prospects, value, financial condition, and results of operations. We deal with significant amounts of cash in our operations and are subject to various jurisdictions’ reporting and anti-money laundering laws and regulations. Macau governmental authorities focus heavily on the gaming industry and compliance with anti-money laundering laws and regulations. From time to time, the Company may receive governmental and regulatory inquiries about compliance with such laws and regulations. The Company will cooperate with all such inquiries. Any violation of anti-money laundering laws or regulations could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

43Interim Report 2022 Management Discussion and Analysis Further, as a subsidiary of WRL, we are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to such laws and regulations. The Office of Foreign Assets Control and the Commerce Department administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Failure to comply with these laws and regulations could increase our cost of operations, reduce our profits, or otherwise adversely affect our business, financial condition, and results of operations. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our and our affiliates’ directors, employees, contractors or agents from violating or circumventing our policies and the law. If we or our affiliates, or either of our respective directors, employees or agents fail to comply with applicable laws or Company policies governing our operations, the Company may face investigations, prosecutions and other legal proceedings and actions, which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could adversely affect our business, performance, prospects, value, financial condition, and results of operations. Adverse incidents or adverse publicity concerning our resorts or our corporate responsibilities could harm our brand and reputation and negatively impact our financial results. Our reputation and the value of our brand, including the perception held by our customers, business partners, other key stakeholders and the communities in which we do business, are important assets. Our business faces increasing scrutiny related to environmental, social and governance activities, and risk of damage to our reputation and the value of our brands if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, sustainability, workplace conduct, human rights, philanthropy, and support for local communities. Any harm to our reputation could have a material adverse effect on our business, results of operations, and cash flows.

44 Wynn Macau, Limited Management Discussion and Analysis Compliance with changing laws and regulations may result in additional expenses and compliance risks. Changing laws and regulations are creating uncertainty for gaming companies. These changing laws and regulations are subject to varying interpretations in many cases due to their lack of specificity, recent issuance and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, further regulation of casinos, financial institutions and public companies is possible. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense. In addition, we are subject to different parties’ interpretation of our compliance with these new and changing laws and regulations. System failure, information leakage and the cost of maintaining sufficient cybersecurity could adversely affect our business. We rely on information technology and other systems (including those maintained by third parties with whom we contract to provide data services) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. These risks include cyber and physical security breaches, system failure, computer viruses, and negligent or intentional misuse by customers, company employees, or employees of third-party vendors. The steps we take to deter and mitigate these risks may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations. Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may be vulnerable to security breaches, acts of vandalism, phishing attacks, computer viruses, misplaced or lost data, programming or human errors and other events. Cyber-attacks are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments.

45Interim Report 2022 Management Discussion and Analysis Any perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security, whether by us or by a third party, could disrupt our business, damage our reputation and our relationships with our customers or employees, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our customers’ and employees’ confidence in us, and adversely affect our business, results of operations and financial condition. Since we do not control third-party service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future, any perceived or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility and reduce our ability to attract and retain employees and customers. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows. Our business could suffer if there is any misappropriation of confidential or personally identifiable information gathered, stored or used by us. Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors.

46 Wynn Macau, Limited Management Discussion and Analysis Our business could suffer if our computer systems and websites are disrupted or cease to operate effectively. We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition. Our business may be adversely affected by fraud, cheating and theft. Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our customers with the aim of increasing their winnings. Our customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows.

47Interim Report 2022 Management Discussion and Analysis Our business may be adversely affected by fraudulent websites. There has been a substantial increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites mainly target PRC citizens and often falsely represent affiliates of one or more Macau casinos and even the Macau government. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts of any kind. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Palace” and “Wynn Macau”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com.

48 Wynn Macau, Limited Management Discussion and Analysis If a third party successfully challenges our ownership of, or right to use, the Wynn-related trademarks and/or service marks, our business or results of operations could be harmed. We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, the PRC, Hong Kong, Singapore, Taiwan, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business.

49Interim Report 2022 Management Discussion and Analysis Risks associated with our operations in Macau Our Macau Operations may be affected by adverse political and economic conditions. Our Macau Operations are subject to significant political, economic and social risks inherent in doing business in an emerging market. The future success of our Macau Operations will depend on political and economic conditions in Macau and the PRC. For example, fiscal decline, international relations, and civil, domestic or international unrest in the region could significantly harm our business, not only by reducing customer demand for casino resorts, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions, laws or regulations that might impede our Macau Operations or our ability to repatriate funds. The smoking control legislation in Macau could have an adverse effect on our business, financial condition, results of operations and cash flows. Under the Macau Smoking Prevention and Tobacco Control Law, as of 1 January 2019, smoking on casino premises is only permitted in authorized segregated smoking lounges with no gaming activities and such smoking lounges are required to comply with the conditions set out in the regulations. The existing smoking legislation, and any smoking legislation intended to fully ban all smoking in casinos, may deter potential gaming customers who are smokers from frequenting casinos in Macau and disrupt the number of customers visiting or the amount of time visiting customers spend at our property, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Extreme weather conditions may have an adverse impact on our Macau Operations. Macau’s subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms, such as Typhoon Mangkhut in 2018 and Typhoon Hato in 2017. Unfavorable weather conditions could negatively affect the profitability of our resorts and prevent or discourage guests from traveling to Macau. Any flooding, unscheduled interruption in the technology or transportation services or interruption in the supply of public utilities may lead to a shutdown of our properties. The occurrence and timing of such events cannot be predicted or controlled by us and may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

50 Wynn Macau, Limited Management Discussion and Analysis If our Macau Operations fail to comply with the Concession Agreement, the Macau government can terminate our concession without compensation to us, which would have a material adverse effect on our business and financial condition. The Macau government has the right to unilaterally terminate our concession in the event of our material non-compliance with the basic obligations under the concession and applicable Macau laws. The Concession Agreement expressly provides a non exhaustive list of facts and circumstances under which the government of Macau may unilaterally rescind the Concession Agreement of our Macau Operations, including if it: • conducts unauthorized games or activities that are excluded from its corporate purpose; • suspends gaming operations in Macau for more than seven consecutive days (or more than 14 days in a civil year) without justification; • defaults in payment of taxes, premiums, contributions or other required amounts; • does not comply with government inspections or supervision; • systematically fails to observe its obligations under the concession system; • or does not comply with directions issued by the Macau government, in particular the Macau gaming regulator; • fails to maintain bank guarantees or bonds satisfactory to the government; • is the subject of bankruptcy proceedings or becomes insolvent; • engages in serious fraudulent activity, damaging to the public interest; or • repeatedly violates applicable gaming laws. If the government of Macau unilaterally rescinds the Concession Agreement, our Macau Operations will be required to compensate the government in accordance with applicable law, and the areas defined as gaming areas under Macau law and gaming equipment will be transferred to the government without compensation. The loss of our concession would prohibit us from conducting gaming operations in Macau, which would have a material adverse effect on our business and financial condition.

51Interim Report 2022 Management Discussion and Analysis On 23 June 2022, WRM and the Macau government entered into a Concession Extension Agreement, pursuant to which the expiration date of WRM’s gaming concession was extended from 26 June 2022 to 31 December 2022. The gaming concession or subconcession held by each of SJM, MGM Macau, Galaxy, Venetian Macau, and Melco have also been extended from 26 June 2022 to 31 December 2022. Under the Concession Extension Agreement, WRM paid the Macau government MOP47.0 million (approximately HK$45.6 million) as a contract premium for the extension, and by no later than 23 September 2022 will provide a first demand bank guarantee of not less than MOP1,210.0 million (approximately HK$1,174.8 million) in favor of the Macau government for securing the fulfillment of its labor liabilities upon the expiration of the Concession Extension Agreement. On 23 June 2022, the Macau government published and entered into force the amended gaming law. These amendments include, for example, the awarding of up to six gaming concessions with a term up to ten years with a maximum three-year extension possible, and an increase in the minimum capital requirement applicable to concession holders to MOP5.00 billion (approximately HK$4.85 billion), an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15% from 10% and a prohibition on revenue sharing arrangements between gaming promoters and concession holders. The Macau government also published the administrative regulations and related documents in relation to a public tender for the awarding of new gaming concessions in July 2022. We are monitoring developments with respect to the Macau government’s public tender process, including the adoption of any additional administrative regulations, instructions, dispatches, and further adaptations to the current legal and regulatory system, and we continue to believe that our concession will be further extended, renewed or replaced by a new gaming concession agreement beyond 31 December 2022. We have historically depended on gaming promoters to generate gaming revenue and our ability to maintain or grow our gaming revenues could be adversely affected by the termination of our agreements with gaming promoters. A gaming promoter, also known colloquially as a junket representative, is a person or entity who, for the purpose of promoting casino gaming activity, arranges customer transportation and accommodations, and provides credit in their sole discretion, food and beverage services and entertainment in exchange for commissions or other compensation from a concessionaire. As of 30 June 2022, we did not have any agreements in place with gaming promoters.

52 Wynn Macau, Limited Management Discussion and Analysis The portion of our gaming revenue in Macau that has been generated by clientele of our gaming promoters has decreased in the last several years. There is intense competition among casino operators in Macau for premium customers. Our ability to maintain or grow our gaming revenues may be adversely affected by the termination of our agreements with gaming promoters and we will have to seek alternative ways of developing relationships with premium customers. Furthermore, on 19 November 2021, Macau’s Court of Final Appeal ruled that gaming concessionaires may be held jointly liable with gaming promoters for deposits made with gaming promoters. If any of our former gaming promoters violated Macau gaming laws while on our premises, the Macau government may, in its discretion, take enforcement action against us, the gaming promoter, or each concurrently, and we may be sanctioned and our reputation could be harmed. Unfavorable changes in currency exchange rates could negatively impact our Macau Operations. The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. Besides, the currency delineated in our Macau Operations’ Concession Agreement with the government of Macau is the Macau pataca. The Macau pataca is linked to the Hong Kong dollar, and the two are often used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. If the Hong Kong dollar and the Macau pataca are no longer linked to the U.S. dollar, the exchange rate for these currencies may severely fluctuate. The current rate of exchange fixed by the applicable monetary authorities for these currencies may also change. Many of our payment and expenditure obligations are in Macau patacas. We expect that most of the revenues for any casino that we operate in Macau will be in Hong Kong dollars. As a result, we are subject to foreign exchange risk with respect to the exchange rate between Macau pataca and Hong Kong dollar and the Hong Kong dollar and the U.S. dollar. Also, in connection with any U.S. dollar- denominated debt we incur, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have adverse effects on our results of operations, financial condition and ability to service our debt.

53Interim Report 2022 Management Discussion and Analysis Currency exchange controls and currency export restrictions could negatively impact our Macau Operations. Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of our Macau Operations. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of the PRC. Restrictions on the export of the renminbi may impede the flow of gaming customers from the PRC to Macau, inhibit the growth of gaming in Macau and negatively impact our Macau Operations. Conflicts of interest may arise because certain of our directors and officers are also directors of WRL. WRL, the Company’s controlling shareholder, is listed on the NASDAQ global select market. WRL owned approximately 72% of our Shares as of 30 June 2022. We and certain of our officers and Directors also serve as officers and/or directors of WRL. Decisions that could have different implications for us and WRL, including contractual arrangements that we have entered into or may in the future enter into with WRL, may give rise to the appearance of a potential conflict of interest. The Macau government has established a maximum number of gaming tables that can be operated in Macau and has limited the number of new gaming tables at new gaming areas in Macau. As at 30 June 2022, we had a total of 323 table games at Wynn Palace and 331 at Wynn Macau approved by the Macau’s DICJ. The mix of table games in operation at Wynn Palace and Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. Failure to shift the mix of our table games in anticipation of market demands and industry trends may negatively impact our operating results. Risks related to our indebtedness We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing. We have a substantial amount of consolidated debt in relation to our equity. However, we are permitted to incur additional indebtedness if certain conditions are met, including conditions under our WM Cayman II Revolver.

54 Wynn Macau, Limited Management Discussion and Analysis Our indebtedness could have important consequences. For example: • failure to meet our payment obligations or other obligations could result in acceleration of our indebtedness, foreclosure upon our assets that serve as collateral or bankruptcy and trigger cross defaults under other agreements; • servicing our indebtedness requires a substantial portion of our cash flow from our operations and reduces the amount of available cash, if any, to fund working capital and other cash requirements or pay for other capital expenditures; • we may not be able to obtain additional financing, if needed; and • rates with respect to a portion of the interest we pay will fluctuate with market rates and, accordingly, our interest expense will increase if market interest rates increase. We are exposed to interest rate risks associated with our credit facilities, which bear interest based on floating rates. We are exposed to interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. On 27 July 2017, the UK Financial Conduct Authority (the “FCA”) announced that it intended to phase out LIBOR by the end of 2021. On 5 March 2021, the FCA extended the transition dates of certain LIBOR tenors to 30 June 2023, after which LIBOR reference rates will cease to be provided. As of 31 December 2021, all non-U.S. dollar LIBOR publications have been phased out. Accordingly, we will need to renegotiate our credit agreements extending beyond 30 June 2023 that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with a new reference rate, such as the Secured Overnight Financing Rate. At the date of this interim report, it is not possible to predict the effect that any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR or other benchmarks. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated on certain debt instruments to be materially different from the rate that is currently expected.

55Interim Report 2022 Management Discussion and Analysis The borrowings under the WM Cayman II Revolver bear interest at LIBOR or HIBOR (as applicable) plus a margin based on the leverage ratio of WM Cayman II on a consolidated basis. If it is not possible to determine LIBOR (or HIBOR) in accordance with the terms of the credit facilities agreement or if notice is served to us that the funding cost of our majority lender(s) exceeds LIBOR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender, acting reasonably, is to certify an alternative basis for maintaining its participation in the affected borrowings which may include an alternative method of fixing the applicable interest rate, alternative interest periods and/or alternative currencies provided such basis reflects the cost of funding its participation from whatever sources it may in good faith select. Each certified alternative basis is binding on WM Cayman II and treated as part of the credit facilities agreement and applicable related agreements. WM Cayman II may then seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined.

56 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of the Board Name Age Position Date of Appointment as a Director Craig Scott Billings 49 Executive Director and Chief Executive Officer(1) 17 August 2018 Ian Michael Coughlan 63 Executive Director and President(2) 16 September 2009 Linda Chih-Ling Chen 55 Executive Director and Vice Chairman of the Board(2) 16 September 2009 Frederic Jean-Luc Luvisutto 50 Executive Director and Chief Operating Officer(3) 11 August 2022 Matthew Ode Maddox 46 Non-executive Director(4) 28 March 2013 Allan Zeman, GBM, GBS, JP 74 Chairman of the Board and Independent Non-executive Director 16 September 2009 Lam Kin Fung Jeffrey, GBS, JP 70 Independent Non-executive Director 16 September 2009 Bruce Philip Rockowitz 63 Independent Non-executive Director 16 September 2009 Nicholas Robert Sallnow-Smith 72 Independent Non-executive Director 16 September 2009 Leah Dawn Xiaowei Ye 64 Independent Non-executive Director 1 April 2019 Notes: (1) Mr. Craig S. Billings was re-designated from a non-executive Director to an executive Director and was appointed as Chief Executive Officer of the Company, with effect from 1 February 2022. (2) Mr. Ian Michael Coughlan will be re-designated from an executive Director to a non-executive Director, with effect from 1 March 2023, and his appointment as a non-executive Director will end on the date of the Company’s next annual general meeting anticipated in May 2023. The President of the Company will be changed from Mr. Ian Michael Coughlan to Ms. Linda Chen with effect from 1 March 2023. Mr. Ian Michael Coughlan will serve as an advisor to the Company through the end of 2023. (3) Mr. Frederic Jean-Luc Luvisutto was appointed as an executive Director, with effect from 11 August 2022, and was appointed as Chief Operating Officer of the Company, with effect from 7 July 2022. (4) Mr. Matthew O. Maddox was re-designated from an executive Director to a non-executive Director and resigned as Chief Executive Officer of the Company, with effect from 1 February 2022. Mr. Matthew O. Maddox’s appointment as a non-executive Director of the Company will end on 31 December 2022.

57Interim Report 2022 Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Craig S. Billings, aged 49, was a non-executive Director of the Company from 17 August 2018 until his re-designation as an executive Director on 1 February 2022. He was also appointed as the Chief Executive Officer of the Company on 1 February 2022. Mr. Billings joined Wynn Resorts, Limited in March 2017. He was previously the President and Chief Financial Officer of Wynn Resorts, Limited and was appointed as the Chief Executive Officer and a member of the board of directors of Wynn Resorts, Limited effective 1 February 2022. Most recently he has served as the Chief Executive Officer of Wynn Interactive Ltd. Mr. Billings has been a board member of the Company since August 2018. Mr. Billings also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company. Mr. Billings has a history of leadership and innovation in the gaming industry, both domestically and internationally. He has held executive and board positions at Goldman Sachs, where he covered the industry globally, Aristocrat Leisure Limited, NYX Gaming Group, and International Game Technology. Prior to joining Wynn Resorts, Limited, Mr. Billings honed a global perspective with senior executive positions in both Australia and the United Kingdom during his time as Chief Digital Officer and Managing Director of Strategy and Business Development at Aristocrat Leisure. He is also the Lead Independent Director and Audit Committee Chair for AppLovin Corporation. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant. Mr. Ian Michael Coughlan, aged 63, is the President of Wynn Macau, Limited and an executive Director of the Company, management positions he has held since 2016 and 2009 respectively. He is responsible for leading the overall operations, business and strategic development of both Wynn Macau and Wynn Palace, the Company’s two integrated resort developments in Macau. Prior to being appointed as President, Mr. Coughlan was the President of Wynn Resorts (Macau) S.A. from 2007 until 2017, before which he was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. During his tenure with the Company, he has helped to pioneer the development and growth of Wynn Macau, first through its property on the Macau peninsula and then taking on additional responsibility for Wynn Palace in Cotai after becoming President of the Company. His priority has been to reinforce the Company’s reputation as a market leader with a focus on service and product excellence and the development of local management talent. Mr. Coughlan has a track record of over 40 years in the hospitality industry with leading hotels and resorts across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including as General Manager of its flagship hotel The Peninsula Hong Kong from 2004 to 2007, and General Manager of The Peninsula Bangkok from 1999 to 2004. His previous tenures include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States.

58 Wynn Macau, Limited Directors and Senior Management Ms. Linda Chen, aged 55, is the Vice Chairman and executive Director of the Company, President and executive Director of WRM, and President of Wynn International Marketing, Ltd. Ms. Chen is responsible for global marketing and strategic development of Wynn Resorts, Limited. Ms. Chen founded the Wynn Care charity brand in 2018 and established the Wynn Care Foundation as its Chairman in 2020, leading Wynn’s effort to actively fulfill its corporate social responsibilities. Ms. Chen was appointed as the Vice Chairman of the Company in April 2018, has been President of WRM since March 2017, executive Director and Chief Operating Officer of the Company since September 2009, and Chief Operating Officer of WRM since June 2002. Ms. Chen ceased to be the Chief Operating Officer of the Company and WRM with effect from 7 July 2022. Ms. Chen played an integral role in the openings of Wynn Resorts, Limited’s three integrated resorts, including Wynn Las Vegas, Wynn Macau and Wynn Palace. She was also in charge of establishing Wynn International Marketing, Ltd. She served as Director of Wynn Resorts, Limited from October 2007 to December 2012. Prior to joining Wynn Resorts, Limited, Ms. Chen was Executive Vice President of International Marketing for MGM Mirage from June 2000 to May 2002, responsible for the global marketing development of the three integrated resorts MGM Grand, Bellagio and The Mirage. Ms. Chen was involved in the opening of Bellagio in 1998 and served as the Executive Vice President of International Marketing. Prior to that, she was part of the opening team for the MGM Grand in 1993 and The Mirage in 1989. Currently, Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau), a Director of the Macau Chamber of Commerce, a member of the Tourism Development Committee, Government of Macao S.A.R., a member of the Board of Trustees of Cultural Development Fund, Government of Macao S.A.R. and a member of the University Council, Macau University of Science and Technology. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Mr. Frederic Jean-Luc Luvisutto, aged 50, was appointed as an executive Director of the Company since 11 August 2022. With effect from 7 July 2022, Mr. Luvisutto has become the Chief Operating Officer of the Company and WRM with responsibility for overseeing operations at Wynn Macau and Wynn Palace, including gaming operations. Mr. Luvisutto joined the Group in January 2014 and served as the Wynn Palace Chief Operating Officer from January 2014 to July 2022. Prior to the positions held within the Group, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans more than 25 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland.

59Interim Report 2022 Directors and Senior Management Non-executive Director Mr. Matthew O. Maddox, aged 46, was a non-executive Director of the Company from 28 March 2013 until his re-designation as an executive Director on 7 February 2018. He was also appointed as the Chief Executive Officer of the Company on 7 February 2018. With effect from 1 February 2022, Mr. Maddox became a non-executive Director of the Company, and ceased to be the Chief Executive Officer of the Company. Mr. Maddox had been the Chief Executive Officer of Wynn Resorts, Limited since 7 February 2018, and ceased to be the Chief Executive Officer of Wynn Resorts, Limited on 31 January 2022. From November 2013 to May 2019, Mr. Maddox also served as the President of Wynn Resorts, Limited. Mr. Maddox has been a member of the board of directors of Wynn Resorts since 3 August 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts, Limited Treasurer and Vice President — Investor Relations. Mr. Maddox also served as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as Chief Executive Officer and Chairman of the board of directors of WRM. Mr. Maddox resigned from his positions as chairman and/or officers of the Company’s subsidiaries, including WRM, on 31 January 2022, and will resign from his other positions as directors in the Company’s subsidiaries on 31 December 2022. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 74, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand.

60 Wynn Macau, Limited Directors and Senior Management Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB) and Fosun Tourism Group, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 50 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and was an honorary advisor from 2014 to 2022, Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now an honorary advisor. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong from 2015 to 2022. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. Dr. Zeman was a member of the Human Resources Planning Commission (HRPC) since March 2018, which was chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. In November 2019, Dr. Zeman was awarded Honorary Doctorate Degree of Business Administration from Open University of Hong Kong (now known as Hong Kong Metropolitan University). Mr. Lam Kin Fung Jeffrey, GBS, JP, aged 70, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam is a member of the National Committee of the Chinese People’s Political Consultative Conference. He is also a member of the Legislative Council of the HKSAR, a non-official member of the Executive Council of the HKSAR, a general committee member of the Hong Kong General Chamber of Commerce, a vice chairman of The Hong Kong Shippers’ Council and a director of the Hong Kong Mortgage Corporation Limited. Mr. Lam also holds numbers of other public and community service positions in Hong Kong.

61Interim Report 2022 Directors and Senior Management In addition, Mr. Lam is an independent non-executive director of Analogue Holdings Limited, CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-CABLE Communications Limited, Wing Tai Properties Limited, and China Strategic Holdings Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016 and the executive director of Hong Kong Aerospace Technology Group Limited, which is listed on the Hong Kong Stock Exchange, with effect from 16 July 2021. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 63, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz was the CEO and Vice Chairman of Global Brands Group Holding Limited from 2014 to 2018 and was the Vice Chairman and non-executive director of the company from 2018 to 2019, a spinoff from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition, Mr. Rockowitz is a co-founder of the Pure Group, a lifestyle, fitness and yoga chain operating in Hong Kong, Singapore, New York City and mainland China. He is currently the Chairman of Rock Media Ltd., Legend Publishing Ltd., Dough Bros Holdings Ltd. and Camoworks, LLC. Mr. Rockowitz is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology in New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013.

62 Wynn Macau, Limited Directors and Senior Management Mr. Nicholas Sallnow-Smith, aged 72, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. He was appointed as an independent non-executive director of Livi Bank Ltd in Hong Kong in April 2019. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He was an Executive Committee member of the Hong Kong Youth Arts Foundation from 2008 to 2020. He was a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) from 2006 until June 2019. He was a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. from 2007 until July 2019. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He was also a director of the Lion Rock Institute from 2016 until June 2019. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

63Interim Report 2022 Directors and Senior Management Ms. Leah Dawn Xiaowei Ye, aged 64, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye was appointed as partner of Rimon Law with effect from 3 September 2020 and left Rimon Law on 6 March 2022 as she has been appointed as senior vice president, global affairs of Qualcomm Incorporated with effect from 7 March 2022. Ms. Ye was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP, an international law firm, from 2014 to 2018. Ms. Ye was also the co-managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014 before it had a merger with Morgan Lewis & Bockius LLP. Ms. Ye has over 25 years of experience as a lawyer representing large Chinese companies, financial institutions and investment funds with respect to their overseas investments, project financing, and initial public listing and offerings. Ms. Ye has also represented multinationals in their investments and their regulatory matters in China. Prior to 2011, Ms. Ye was a resident partner at Allen & Overy and Jones Day in China from 2003 to 2004 and from 2004 to 2011, respectively. She also served as a senior lawyer at the Beijing representative office of Shearman & Sterling from 1995 to 2003. Ms. Ye is admitted to practice law in the District of Columbia of the United States. Ms. Ye was also a member of the American Chamber of Commerce in the People’s Republic of China from 2004 to 2018. Ms. Ye graduated with a Bachelor of Arts from Georgetown University in 1983 and obtained a Juris Doctor from Georgetown University Law Center in 1988. Ms. Ye’s alias and former name is 葉小瑋 .

64 Wynn Macau, Limited Directors and Senior Management OUR SENIOR MANAGEMENT The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors). Name Age Position Ciarán Pearse Carruthers 53 Wynn Macau Chief Operating Officer(1) Craig Jeffrey Fullalove 40 Chief Financial Officer and Chief Administrative Officer(2) Hong Ieng Leong 53 Senior Vice President, Chief Information Officer Yan Guan 41 Senior Vice President — Legal and General Counsel(2)(3) Mo Yin Mok 61 Senior Vice President — Human Resources(2) Notes: (1) Will leave the Group in September 2022 (2) Position held in the Company (3) Left the Group in June 2022

65Interim Report 2022 Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Mr. Ciarán Pearse Carruthers, aged 53, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers will be leaving his position as Wynn Macau Chief Operating Officer in September 2022. Mr. Carruthers was responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for more than 30 years and in the Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands. Mr. Craig Jeffrey Fullalove, aged 40, was the Senior Vice President, Chief Financial Officer, a position he has held since 13 January 2020. With effect from 18 July 2022, Mr. Fullalove has become Chief Financial Officer and Chief Administrative Officer of the Company and WRM. Mr Fullalove’s responsibilities include providing leadership and supervision over both the Company and WRM’s finance, Information Technology, human resources, and other administrative departments. Prior to joining the Group, Mr. Fullalove was the Senior Vice President and Chief Financial Officer for Asian Coast Development Limited (ACDL). Mr. Fullalove has over 18 years of international experience in finance, having worked previously in South Africa, the United Kingdom, Canada and Vietnam. Prior to joining ACDL, Mr. Fullalove had worked with Deloitte & Touche for 9 years in various roles within both audit and financial advisory. Mr. Fullalove is a qualified Chartered Accountant and holds a Bachelor of Commerce from the University of Cape Town. Mr. Hong Ieng Leong, aged 53, is the Senior Vice President, Chief Information Officer, a position he has held since November 2016. Prior to this position, Mr. Leong served as the Vice President of Information Technology for Wynn Palace since 2014. Mr. Leong has over 23 years of experience and, prior to joining WRM, served in management roles within the Sands China Limited organization at both Sands Cotai Central (currently the Londoner Macau) and Sands Macau as well as at MGM Grand Ho Tram (currently The Grand Ho Tram Strip). Mr. Leong holds a Bachelor of Business Computing from the Victoria University of Technology in Melbourne, Australia. Ms. Yan Guan, aged 41, was the Senior Vice President — Legal and General Counsel, a position she has held since 15 July 2021 until she left the Group in June 2022.

66 Wynn Macau, Limited Directors and Senior Management Ms. Mo Yin Mok, aged 61, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau, the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute and the Training and Development Committee of the Macau Productivity and Technology Transfer Centre. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an Executive Director of Corporate Services Division at Tricor Services Limited, Asia’s leading business expansion specialist. Ms. Ho is a Chartered Secretary, a Chartered Governance Professional and a Fellow of both The Hong Kong Chartered Governance Institute (“HKCGI”) (formerly “The Hong Kong Institute of Chartered Secretaries”) and The Chartered Governance Institute (formerly “The Institute of Chartered Secretaries and Administrators”) in the United Kingdom. She is the Council member of HKCGI. She has over 25 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKCGI. Ms. Ho has obtained an MBA from the Hong Kong Polytechnic University.

67Interim Report 2022 Other Information DIVIDEND No interim dividend was declared for the six months ended 30 June 2022 (six months ended 30 June 2021: nil). DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 30 June 2022, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 662,800 (Long Position)(1) — — — 662,800 (Long Position)(1) 0.01% 10,737,200 (Long Position)(1) — — — 10,737,200 (Long Position)(1) — Nicholas Sallnow-Smith — 10,000 (Long Position)(2) — 276,000 (Long Position)(2) 286,000 (Long Position)(2) 0.01% 4,909,000 (Long Position)(2) — — — 4,909,000 (Long Position)(2) — Bruce Rockowitz 662,800 (Long Position)(3) — — — 662,800 (Long Position)(3) 0.01% 4,686,200 (Long Position)(3) — — — 4,686,200 (Long Position)(3) —

68 Wynn Macau, Limited

Other Information

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(a) Interests in the Company (Continued)

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Lam Kin Fung Jeffrey	4,813,000 (Long Position)[(4)]	—	—	—	4,813,000 (Long Position)[(4)]	—
Leah Dawn Xiaowei Ye	3,074,000 (Long Position)[(5)]	—	—	—	3,074,000 (Long Position)[(5)]	—

Notes:

(1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the Company's share option schemes, Dr. Allan Zeman is interested in share options for 10,737,200 Shares as at 30 June 2022.

(2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith is interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company's share option schemes, Mr. Sallnow-Smith is interested in share options for 4,909,000 Shares as at 30 June 2022.

(3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the Company's share option schemes, Mr. Rockowitz is interested in share options for 4,686,200 Shares as at 30 June 2022.

(4) Pursuant to the Company's share option schemes, Mr. Lam Kin Fung Jeffrey is interested in share options for 4,813,000 Shares as at 30 June 2022.

(5) Pursuant to the Company's share option schemes, Ms. Leah Dawn Xiaowei Ye is interested in share options for 3,074,000 Shares as at 30 June 2022.

Interim Report 2022 | 69

Other Information

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporations — Wynn Resorts, Limited and Wynn Interactive Ltd.

Name of Director	Company	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Craig S. Billings	Wynn Resorts, Limited	242,729 (Long Position)[1]	—	—	—	242,729 (Long Position)[1]	0.18%
	Wynn Interactive Ltd.	3,650 (Long Position)[2]	—	—	—	3,650 (Long Position)[2]	0.22%[2]
Ian Michael Coughlan	Wynn Resorts, Limited	205,167 (Long Position)[3]	—	—	—	205,167 (Long Position)[3]	0.16%
Linda Chen	Wynn Resorts, Limited	307,425 (Long Position)[4]	—	—	—	307,425 (Long Position)[4]	0.23%
Matthew O. Maddox	Wynn Resorts, Limited	266,603 (Long Position)[5]	—	—	—	266,603 (Long Position)[5]	0.20%
	Wynn Interactive Ltd.	3,650 (Long Position)[6]	—	—	—	3,650 (Long Position)[6]	0.22%[6]

Notes:

(1) Mr. Craig S. Billings was interested in 220,926 WRL shares and 21,803 stock options for WRL shares as at 30 June 2022.

(2) Pursuant to the Wynn Interactive Ltd. 2020 omnibus incentive plan (as it may be amended or restated from time to time), Mr. Craig S. Billings was interested in share options underlying 3,650 non-voting shares as at 30 June 2022. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive Ltd.

(3) Mr. Ian Michael Coughlan was interested in 205,167 WRL shares as at 30 June 2022.

(4) Ms. Linda Chen was interested in 307,425 WRL shares as at 30 June 2022.

(5) Mr. Matthew O. Maddox was interested in 266,603 WRL shares as at 30 June 2022.

(6) Pursuant to the Wynn Interactive Ltd. 2020 omnibus incentive plan (as it may be amended or restated from time to time), Mr. Matthew O. Maddox was interested in share options underlying 3,650 non-voting shares as at 30 June 2022. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive Ltd.

70 Wynn Macau, Limited Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 30 June 2022, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I(1) Beneficial interest 3,750,000,000 (Long Position) 71.71% Wynn Group Asia, Inc.(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.71% Wynn Resorts Finance, LLC(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.71% Wynn Resorts Holdings, LLC(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.71% Wynn Resorts, Limited(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.71% The Capital Group Companies, Inc.(2) Interest of a controlled corporation 298,355,907 (Long Position) 5.71% Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts Finance, LLC, which in turn is wholly-owned by Wynn Resorts Holdings, LLC, which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc., Wynn Resorts Finance, LLC, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are deemed to be interested in the 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 298,355,907 Shares, comprising (i) 293,695,107 Shares held by a wholly-owned subsidiary, Capital Research and Management Company; and (ii) 4,660,800 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 1,940,800 Shares held by Capital International, Inc., 306,800 Shares held by Capital International Limited and 2,413,200 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc.

71Interim Report 2022 Other Information Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 30 June 2022. REMUNERATION POLICY As at 30 June 2022, the Group had approximately 11,910 employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards have the option of enrolling in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying within the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of both Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds and overseen by the Macau government. The Company also has an employee ownership scheme and share option schemes. Further details on the Company’s employee ownership scheme and share option schemes are set out below.

72 Wynn Macau, Limited Other Information EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the employee ownership scheme, enabling employees or officers of any member of the Group to become shareholders of the Company, with the purpose of aligning employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. Staff and line management are each granted 1,000 non-vested shares upon joining the Group. Senior management personnel is each granted non-vested shares annually as a component of their total compensation. These non- vested shares are subject to vesting periods, criteria and conditions as determined from time to time, subject to applicable law. In May 2020, an ordinary resolution was passed at the Company’s annual general meeting to increase the scheme limit under the employee ownership scheme from 50,000,000 Shares to 75,000,000 Shares. During the six months ended 30 June 2022, 4,100,000 Shares and 19,000,000 Shares were issued respectively in April 2022 and June 2022 for satisfying the awards granted under the Company’s employee ownership scheme. The following table discloses the movement of non-vested Shares during the six months ended 30 June 2022. Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2022 10,024,737 16.09 Granted during the period 23,468,112 4.84 Forfeited during the period (535,302) 13.22 Vested during the period (2,302,524) 22.05 Non-vested as at 30 June 2022 30,655,023 7.08

73Interim Report 2022 Other Information EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Furthermore, the following table sets forth the total Shares granted to employees, net of forfeitures, and the associated fair values as at 30 June 2022. Number of employees Number of Shares Fair Value (HK$) Total Shares vested 13,594 22,183,217 118,236,547 Total Shares non-vested 4,037 30,655,023 163,391,273 As at 30 June 2022 14,752 52,838,240 281,627,820 SHARE OPTION SCHEMES The Company adopted a share option scheme on 16 September 2009 until it was terminated upon the Company’s adoption of a new share option scheme on 30 May 2019 for a period of 10 years (“WML Share Option Scheme”). The maximum number of Shares which may be issued pursuant to the WML Share Option Scheme is 519,695,860 Shares. The purpose of the share option schemes is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option schemes do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted.

74 Wynn Macau, Limited Other Information SHARE OPTION SCHEMES (CONTINUED) The following table discloses movements in the Company’s share options outstanding during the period ended 30 June 2022. Number of share options Name of Director Date of grant of share options As at 1 January 2022 Granted during the period Exercised during the period Expired/ lapsed/ canceled during the period As at 30 June 2022 Exercise period of share options Exercise price of share options per Share (HK$) Dr. Allan Zeman 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 190,200 — — — 190,200 21 May 2016 to 20 May 2025 15.46 25 May 2016 387,000 — — — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 1,825,000 — — — 1,825,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 1,715,000 — — — 1,715,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 1,992,000 — — — 1,992,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 3,777,000 — — — 3,777,000 3 December 2022 to 2 December 2031 6.92

75Interim Report 2022 Other Information Number of share options Name of Director Date of grant of share options As at 1 January 2022 Granted during the period Exercised during the period Expired/ lapsed/ canceled during the period As at 30 June 2022 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Nicholas Sallnow-Smith 5 June 2012 114,000 — — (114,000) — 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — — — 483,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 600,000 — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 SHARE OPTION SCHEMES (CONTINUED)

76 Wynn Macau, Limited Other Information Number of share options Name of Director Date of grant of share options As at 1 January 2022 Granted during the period Exercised during the period Expired/ lapsed/ canceled during the period As at 30 June 2022 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 190,200 — — — 190,200 21 May 2016 to 20 May 2025 15.46 25 May 2016 387,000 — — — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 600,000 — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 SHARE OPTION SCHEMES (CONTINUED)

77Interim Report 2022 Other Information Number of share options Name of Director Date of grant of share options As at 1 January 2022 Granted during the period Exercised during the period Expired/ lapsed/ canceled during the period As at 30 June 2022 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Lam Kin Fung Jeffrey 5 June 2012 190,000 — — (190,000) — 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 387,000 — — — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 600,000 — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 SHARE OPTION SCHEMES (CONTINUED)

78 Wynn Macau, Limited Other Information SHARE OPTION SCHEMES (CONTINUED) Number of share options Name of Director Date of grant of share options As at 1 January 2022 Granted during the period Exercised during the period Expired/ lapsed/ canceled during the period As at 30 June 2022 Exercise period of share options Exercise price of share options per Share (HK$) Ms. Leah Dawn Xiaowei Ye 1 April 2019 455,000 — — — 455,000 1 April 2020 to 31 March 2029 19.80 15 January 2020 600,000 — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 Total 28,523,400 — — (304,000) 28,219,400 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. There were no share options granted during the six months ended 30 June 2022 and 2021, respectively. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the six months ended 30 June 2022.

79Interim Report 2022 Other Information CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the six months ended 30 June 2022. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2022. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

80 Wynn Macau, Limited Other Information In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the WM Cayman II revolver, it is a mandatory prepayment event if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II through the Company measured by voting power. In addition, the terms of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes to require the Company to repurchase such notes. Under the indentures of the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. Under the indentures of the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, respectively, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. For further details, please refer to the Company’s announcements dated 14 September 2017, 11 December 2019, 14 June 2020 and 20 August 2020. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

81Interim Report 2022 Other Information LITIGATION The Group did not have any material litigation outstanding as at 30 June 2022. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operated a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM was responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. We believe most remaining cases are without merit and unfounded and intend to vigorously defend against the remaining claims pleaded against us in these lawsuits. The Group has made estimates for potential litigation costs based upon its assessment of the likely outcome and has recorded provisions for such amounts in the accompanying interim financial information. No assurances can be provided as to the outcome of the pending Dore cases and actual results may differ from these estimates.

82 Wynn Macau, Limited Other Information CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B (1) of the Listing Rules, the changes in information of Directors of the Company is set out below: (a) Mr. Bruce Rockowitz was appointed as the chairman of Camoworks, LLC with effect from 2 July 2021. (b) Mr. Lam Kin Fung Jeffrey ceased to be the chairman of the Independent Commission Against Corruption Complaints Committee since March 2022. (c) Dr. Allan Zeman ceased to be the board member of the Airport Authority of Hong Kong since June 2022. With effect from 1 July 2022, he also ceased to be a member of the HKSAR Chief Executive’s Council of Advisers on Innovation and Strategic Development and a member of the HRPC respectively. (d) Ms. Linda Chen ceased to be the Chief Operating Officer of the Company and WRM with effect from 7 July 2022. (e) Mr. Frederic Jean-Luc Luvisutto was appointed as an executive Director of the Company, with effect from 11 August 2022, and was appointed as Chief Operating Officer of the Company and WRM, with effect from 7 July 2022. REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s audit and risk committee members which comprises three independent non- executive Directors: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman and by the Company’s auditor in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. On behalf of the Board Allan Zeman Chairman Hong Kong, 11 August 2022

83Interim Report 2022 Report on Review of Interim Financial Information 27/F One Taikoo Place 979 King’s Road Quarry Bay Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the interim financial information set out on pages 85 to 118, which comprises the condensed consolidated statement of financial position of Wynn Macau, Limited (the “Company”) and its subsidiaries (together, the “Group”) as at 30 June 2022 and the related condensed consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

84 Wynn Macau, Limited Report on Review of Interim Financial Information CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the interim financial information is not prepared, in all material respects, in accordance with IAS 34. Ernst & Young Certified Public Accountants Hong Kong 11 August 2022

85Interim Report 2022 Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2022 2021 HK$ HK$ Notes (in thousands, except for per Share amounts) (unaudited) (unaudited) Operating revenues Casino 2,218,716 5,271,948 Rooms 273,461 512,428 Food and beverage 249,543 321,850 Retail and other 506,564 656,304 3,248,284 6,762,530 Operating costs and expenses Gaming taxes and premiums 1,258,448 2,808,408 Staff costs 1,976,197 2,209,498 Other operating expenses 3 1,022,894 1,243,758 Depreciation 1,134,843 1,401,350 Property charges and other 63,961 37,796 5,456,343 7,700,810 Operating loss (2,208,059) (938,280) Finance revenues 4 15,555 10,737 Finance costs 5 (1,201,772) (1,168,314) Net foreign currency differences (197,275) (42,795) Loss on extinguishment of debt — (11,951) (1,383,492) (1,212,323) Loss before tax (3,591,551) (2,150,603) Income tax expense 6 6,078 6,214 Net loss and total comprehensive loss attributable to owners of the Company (3,597,629) (2,156,817) Basic and diluted loss per Share 7 (0.69) (0.42)

86 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2022 31 December 2021 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current assets Property and equipment and construction in progress 10 25,561,342 26,486,155 Right-of-use assets 1,420,782 1,495,132 Goodwill 398,345 398,345 Deposits for acquisition of property and equipment 5,303 4,593 Other non-current assets 797,628 762,915 Restricted cash and cash equivalents 8,316 8,827 Total non-current assets 28,191,716 29,155,967 Current assets Inventories 278,219 296,165 Trade and other receivables 11 351,526 498,444 Prepayments and other current assets 101,304 101,050 Amounts due from related companies 17 124,483 177,725 Restricted cash and cash equivalents 928 3,546 Cash and cash equivalents 8,688,653 11,664,100 Total current assets 9,545,113 12,741,030 Current liabilities Accounts payable 12 281,910 393,618 Lease liabilities 49,728 52,595 Construction payables and accruals 157,006 243,496 Other payables and accruals 13 3,542,139 4,285,475 Amounts due to related companies 17 110,096 46,125 Income tax payables 6,078 12,427 Other current liabilities 52,730 56,780 Total current liabilities 4,199,687 5,090,516 Net current assets 5,345,426 7,650,514 Total assets less current liabilities 33,537,142 36,806,481

87Interim Report 2022 Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2022 31 December 2021 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current liabilities Interest-bearing borrowings 14 46,803,022 46,537,145 Lease liabilities 132,551 162,087 Construction retentions payable 2,412 1,978 Other long-term liabilities 121,783 127,870 Total non-current liabilities 47,059,768 46,829,080 Net liabilities (13,522,626) (10,022,599) Equity Deficiency in assets attributable to owners of the Company Issued capital 5,229 5,206 Share premium account 412,899 393,901 Shares held for employee ownership scheme (32) (31,785) Deficit (13,940,722) (10,389,921) Total deficiency in assets (13,522,626) (10,022,599) Approved and authorized for issue by the Board on 11 August 2022. Craig S. Billings Ian Michael Coughlan Director Director

88 Wynn Macau, Limited

Interim Financial Information

Condensed Consolidated Statement of Changes in Equity

	Attributable To Owners Of The Company								
	Issued Capital HK$	Share Premium Account HK$	Shares Held for Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves*# HK$ (in thousands)	Statutory Reserve* HK$	Accumulated Losses* HK$	Currency Translation Reserve* HK$	Total Deficiency in Assets HK$
At 1 January 2022 (audited)	**5,206**	**393,901**	**(31,785)**	**966,097**	**554,740**	**48,568**	**(11,975,193)**	**15,867**	**(10,022,599)**
Net loss and total comprehensive loss for the period	—	—	—	—	—	—	(3,597,629)	—	(3,597,629)
Share-based payments	—	—	—	97,496	—	—	—	—	97,496
Shares issued for the employee ownership scheme	23	—	(23)	—	—	—	—	—	—
Transfer to share premium upon vesting of awards under the employee ownership scheme	—	18,998	31,776	(50,774)	—	—	—	—	—
Transfer of share option reserve upon expiry of share options	—	—	—	(1,831)	—	—	1,831	—	—
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	—	—	—	106	—	106
At 30 June 2022 (unaudited)	**5,229**	**412,899**	**(32)**	**1,010,988**	**554,740**	**48,568**	**(15,570,885)**	**15,867**	**(13,522,626)**
At 1 January 2021 (audited)	5,197	386,521	(117,327)	848,829	554,740	48,568	(6,798,817)	15,867	(5,056,422)
Net loss and total comprehensive loss for the period	—	—	—	—	—	—	(2,156,817)	—	(2,156,817)
Share-based payments	—	—	—	115,577	—	—	—	—	115,577
Shares issued for the employee ownership scheme	9	—	(9)	—	—	—	—	—	—
Transfer to share premium upon vesting of awards under the employee ownership scheme	—	7,917	33,181	(41,098)	—	—	—	—	—
Transfer of share option reserve upon expiry of share options	—	—	—	(2,344)	—	—	2,344	—	—
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	—	—	—	413	—	413
At 30 June 2021 (unaudited)	5,206	394,438	(84,155)	920,964	554,740	48,568	(8,952,877)	15,867	(7,097,249)

* These reserve accounts comprised the consolidated deficit of HK$13.94 billion in the condensed consolidated statement of financial position as at 30 June 2022 (31 December 2021: HK$10.39 billion).

"Other reserves" as at 1 January 2021, 30 June 2021, 1 January 2022 and 30 June 2022 was composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

89Interim Report 2022 Interim Financial Information Condensed Consolidated Statement of Cash Flows For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) (unaudited) (unaudited) Net cash flows used in operating activities (1,558,914) (887,274) Investing activities Purchases of property and equipment and other assets, net of construction payables and accruals and construction retentions payable (230,915) (171,840) Proceeds from sale of property and equipment 230 155 Payment of contract premium and related cost (46,814) — Interest received 12,521 11,281 Decrease/(increase) in restricted cash and cash equivalents 151 (150) Net cash flows used in investing activities (264,827) (160,554) Financing activities Proceeds from borrowings — 388,641 Repayments of borrowings — (3,603,130) Interest paid (1,145,967) (1,146,408) Decrease in restricted cash and cash equivalents 2,978 4,474 Dividends paid (2,884) (3,013) Payments of debt financing costs (25,078) (16,712) Payments of principal component of lease liabilities (29,250) (48,135) Payments of interest component of lease liabilities (4,488) (6,363) Net cash flows used in financing activities (1,204,689) (4,430,646) Net decrease in cash and cash equivalents (3,028,430) (5,478,474) Cash and cash equivalents as at 1 January 11,664,100 18,831,109 Effect of foreign exchange rate changes, net 52,983 18,637 Cash and cash equivalents as at 30 June 8,688,653 13,371,272

90 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002. On 23 June 2022, WRM and the Macau government entered into a Concession Extension Agreement, pursuant to which the expiration date of WRM’s gaming concession was extended from 26 June 2022 to 31 December 2022. The Group is a party to land concessions for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively. WM Cayman Holdings Limited I owns approximately 72% of the Shares of the Company and approximately 28% of the Shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Interim Report 2022 | 91

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2022

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 30 June 2022:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

* Shares directly held by the Company

** 10% of the shares are held by a Macau-resident investor which entitle the holder to 10% of the voting rights and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at 30 June 2022 or at any time during the six months ended 30 June 2022.

92 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Information about subsidiaries (continued) The Company has consolidated certain operating entities within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group, the Company has set up a structured entity, Trust. In addition, WRM has set up a charitable foundation in Macau, Wynn Care Foundation, which is a structured entity of the Group. The particulars of the structured entities are as follows: Structured Entities Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme Charitable foundation Conducting charitable activities for the benefit of Macau and the PRC Impact of COVID-19 In early January 2020, an outbreak of a respiratory illness caused by a novel coronavirus was identified and the disease has since spread rapidly across the world causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020 (the “COVID-19 Pandemic”). The COVID-19 Pandemic has had and will likely continue to have an adverse effect on the Group’s results of operations. Although there have been periods during which certain restrictions and conditions were eased by the Macau government to allow for greater visitation and quarantine-free travel to Macau, adverse and evolving conditions created by and in response to the COVID-19 Pandemic may cause these restrictions and conditions to be reintroduced. For example, in response to an outbreak in Macau which initially commenced in mid-June 2022, the Macau government extended its COVID-19 containment measures, including the closures of casino operations in full as well as all non-essential business as of 11 July 2022, and the closure and the limiting of the opening hours and/or operational capacity of various areas and facilities in Macau. On 23 July 2022, casino operations at Wynn Palace and Wynn Macau resumed on a limited basis, and remain limited at the present time due to severely reduced visitation to Macau as a result of enhanced border controls. On 2 August 2022, the Macau government lifted most of the remaining enhanced COVID-19 restrictions which went into effect in June and July and limited non-gaming operations at Wynn Palace and Wynn Macau began to resume. Certain enhanced COVID-19 specific protective measures remain in effect at the present time with respect to gaming and non-gaming operations. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of containment measures, management cannot predict whether future closures, in full or in part, will occur in our properties, and cannot reasonably estimate the impact to the Group’s future results of operations, cash flows, or financial condition.

93Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Macau gaming concession On 23 June 2022, WRM and the Macau government entered into a Concession Extension Agreement, pursuant to which the expiration date of WRM’s gaming concession was extended from 26 June 2022 to 31 December 2022. Under the Concession Extension Agreement, WRM paid the Macau government MOP47.0 million (approximately HK$45.6 million) as a contract premium for the extension, and by no later than 23 September 2022 will provide a first demand bank guarantee of not less than MOP1,210.0 million (approximately HK$1,174.8 million) in favor of the Macau government for securing the fulfillment of its labor liabilities upon the expiration of the Concession Extension Agreement. In order to enable WRM to fulfill the relevant requirements to become eligible to obtain concession extension, each of WRM and Palo (the land concessionaires of Wynn Macau and Wynn Palace, respectively) entered into a letter of undertaking, pursuant to which each of WRM and Palo has undertaken, pursuant to Article 40 of the Macau gaming law and Clause 43 of the Concession Agreement, to revert to the Macau government relevant gaming equipment and gaming areas at Wynn Macau and Wynn Palace, without compensation and free of encumbrance upon the expiration of the Concession Agreement term, as amended by the Concession Extension Agreement. Under the indentures governing the Company’s HK$36.89 billion aggregate principal amount of WML Senior Notes and the facility agreement governing the WM Cayman II Revolver, upon the occurrence of any event after which the Group does not own or manage casino or gaming areas or operate casino games of fortune and chance in Macau in substantially the same manner and scope as of the issue date of the respective senior notes or the date of the facility agreement, for a period of 10 consecutive days or more in the case of the WML Senior Notes or a period of 30 consecutive days or more in the case of the WM Cayman II Revolver, and such event has a material adverse effect on the financial condition, business, properties or results of operations of WML and its subsidiaries, taken as a whole, holders of the WML Senior Notes can require the Company to repurchase all or any part of the WML Senior Notes at par, plus any accrued and unpaid interest (the “Special Put Option”), and any amounts owed under the WM Cayman II Revolver may become immediately due and payable (the “Property Mandatory Prepayment Event”).

94 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Macau gaming concession (continued) In June 2022, the Macau government published the amendments to the Macau gaming law approved by the Macau Legislative Assembly. These amendments include, for example, the awarding of up to six gaming concessions with a term up to ten years with a maximum three- year extension possible, and an increase in the minimum capital requirement applicable to concession holders to MOP5.00 billion (approximately HK$4.85 billion), an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15% from 10% and a prohibition on revenue sharing arrangements between gaming promoters and concession holders. The Macau government also published the administrative regulations and related documents in relation to a public tender for the awarding of new gaming concessions in July 2022. Upon the publication and entry into force of the revised gaming law, on 23 June 2022, the Group is monitoring developments with respect to the Macau government’s public tender process, including the adoption of any additional administrative regulations, instructions, dispatches, and further adaptations to the current legal and regulatory system, and at this time believes that its Concession Agreement will be further extended, renewed or replaced by a new gaming concession agreement beyond 31 December 2022. However, it is possible the Macau government could further change or interpret the associated gaming laws in a manner that could negatively impact the Group. If the Group is unable to further extend or renew its Concession Agreement or obtain a new gaming concession agreement, an election by the WML Senior Notes holders to exercise the Special Put Option and the triggering of the Property Mandatory Prepayment Event would have a material adverse effect on the Group’s business, financial condition, results of operations, and cash flows. 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2021.

95Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION (CONTINUED) As at 30 June 2022, the Group had a deficiency in assets of HK$13.52 billion, however, the Group had total cash and cash equivalents, excluding restricted cash, of HK$8.69 billion, and had access to approximately HK$1.66 billion and approximately HK$3.92 billion of available borrowing capacity from the WM Cayman II Revolver and the WRL Revolving Loan Facility, respectively. In addition, the Group has undertaken various cost containment initiatives to manage through the current environment. Given the Group’s liquidity position as at 30 June 2022 and the steps the Group has taken as further described in note 14, the Group believes it will be able to support continuing operations and respond to the continuing impact of the COVID-19 Pandemic and related economic disruptions. Moreover, the Group is monitoring developments with respect to the Macau government’s concession public tender process as described in note 1, and at this time believes that its Concession Agreement will be further extended, renewed or replaced by a new gaming concession agreement beyond 31 December 2022. 2.2 IMPACT OF REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The accounting policies adopted in the preparation of the interim financial information are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2021, except for the adoption of following revised standards effective as of 1 January 2022: Amendments to IFRS 3 Reference to the Conceptual Framework Amendments to IFRS 16 Covid-19-Related Rent Concessions beyond 30 June 2021 Amendments to IAS 16 Property, Plant and Equipment: Proceeds before Intended Use Amendments to IAS 37 Onerous Contracts — Cost of Fulfilling a Contract Annual Improvements to IFRS Standards 2018–2020 Cycle Amendments to IFRS 1, IFRS 9, Illustrative Examples accompanying IFRS 16 and IAS 41 The adoption of these revised standards did not have a material impact on the interim financial information of the Group and there has been no significant change to the accounting policies applied in the interim financial information.

96 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 2.3 ISSUED BUT NOT YET EFFECTIVE IFRSs The Group has not applied the following revised standards, that have been issued but are not yet effective, in the interim financial information. Amendments to IFRS 1 and IAS 12 Deferred Tax related to Assets and Liabilities arising from a Single Transaction1 Amendments to IAS 1 Classification of Liabilities as Current or Non-current1 Amendments to IAS 1 Disclosure of Accounting Policies1 Amendments to IAS 8 Definition of Accounting Estimates1 1 Effective for annual periods beginning on or after 1 January 2023 The revised standards are not expected to have a significant impact on the financial position and performance of the Group. 2.4 SEGMENT REPORTING Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the six months ended 30 June 2022, the Group reviewed Wynn Palace and Wynn Macau as two reportable segments. Refer to note 9 for segment information.

97Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 3. OTHER OPERATING EXPENSES For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) (unaudited) (unaudited) Repairs and maintenance 172,189 176,787 Utilities and fuel 140,888 142,113 Cost of sales 127,999 137,322 License fees 109,764 222,592 Advertising and promotions 105,772 154,646 Operating supplies and equipment 89,371 111,282 Contracted services 75,862 72,720 Corporate support services and other 33,937 22,196 Other support services 26,155 22,534 Auditor’s remuneration 3,881 3,822 (Reversal of provision)/provision for credit losses, net (7,716) 33,721 Other expenses 144,792 144,023 1,022,894 1,243,758

98 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 4. FINANCE REVENUES For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest income from cash at banks 15,555 10,737 5. FINANCE COSTS For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest expense 1,136,509 1,109,285 Amortization of debt financing costs and premiums 52,011 43,845 Bank fees for unused facilities 8,662 9,431 Interest expense on lease liabilities 4,590 5,753 1,201,772 1,168,314

99Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 6. INCOME TAX EXPENSE The major components of income tax expense for the six months ended 30 June 2022 and 2021 were: For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) (unaudited) (unaudited) Income tax expense: Current — overseas 6,078 6,214 6,078 6,214 No provision for Hong Kong profits tax for the six months ended 30 June 2022 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2021: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2021: 12%). For the six months ended 30 June 2022, the tax provision of HK$6.1 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2021: HK$6.2 million). On 14 April 2020, WRM received an exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective from 1 January 2021 through 26 June 2022, the date on which the Concession Agreement expired. In June 2022, WRM applied for an extension of the exemption through 31 December 2022, the expiration date of WRM’s gaming concession as amended by the Concession Extension Agreement. The extension is subject to approval. For the six months ended 30 June 2022, the Group did not have any casino gaming profits which would otherwise have been exempted from the Macau’s 12% Complementary Tax (six months ended 30 June 2021: nil). The Group’s non-gaming profits remain subject to the Macau’s 12% Complementary Tax and its casino winnings remain subject to the Macau special gaming tax and other levies in accordance with its Concession Agreement.

100 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 6. INCOME TAX EXPENSE (CONTINUED) In March 2021, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for a payment of MOP12.8 million (approximately HK$12.4 million) for year 2021 and MOP6.3 million (approximately HK$6.1 million) for the period ended 26 June 2022, to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2017 to 2021 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau Special Administrative Region (the “Financial Services Bureau”). In March 2021, Palo received final tax assessments from the Financial Services Bureau for the years 2017 and 2018 and there is no change to the tax returns. In January 2022, the Financial Services Bureau issued final tax assessments for WRM for the years 2017 and 2018, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards. In March 2022, the Financial Services Bureau commenced examination of Palo’s 2019 and 2020 Macau Complementary Tax returns. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. The Group considered whether it has any uncertain tax positions and concluded that it is not probable that the tax authorities will accept certain tax positions taken by the Group. As at 30 June 2022, the Group had unrecognized tax losses of HK$7.23 billion (31 December 2021: HK$6.06 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authority. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

101Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 7. LOSS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic loss per Share for the six months ended 30 June 2022 is based on the consolidated net loss attributable to owners of the Company and on the weighted average number of Shares in issue of 5,196,813,375 during the period (six months ended 30 June 2021: 5,190,804,423), excluding Shares issued, purchased and reserved for the Company’s employee ownership scheme. No Shares (six months ended 30 June 2021: nil) were purchased and reserved and 23,100,000 Shares (six months ended 30 June 2021: 8,943,000) were issued and reserved for the Company’s employee ownership scheme during the six months ended 30 June 2022. No adjustment had been made to the basic loss per Share amount presented for the six months ended 30 June 2022 and 2021 in respect of a dilution as the impact of the share options and vesting of awards had an anti-dilutive effect on the basic loss per Share amount presented. 8. DIVIDEND No interim dividend was declared for the six months ended 30 June 2022 (six months ended 30 June 2021: nil). 9. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash and cash equivalents held by the Company.

102 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 9. SEGMENT INFORMATION (CONTINUED) For the Six Months Ended 30 June 2022 2021 HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Palace: Casino 1,105,868 3,088,562 Rooms 162,840 294,112 Food and beverage 143,059 197,733 Retail and other 322,607 359,733 Wynn Macau: Casino 1,112,848 2,183,386 Rooms 110,621 218,316 Food and beverage 106,484 124,117 Retail and other 183,957 296,571 Total operating revenues 3,248,284 6,762,530

103Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 9. SEGMENT INFORMATION (CONTINUED) For the Six Months Ended 30 June 2022 2021 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Adjusted EBITDA Wynn Palace (460,334) 508,817 Wynn Macau (412,767) 151,584 (873,101) 660,401 Other operating costs and expenses Depreciation 1,134,843 1,401,350 Pre-opening costs — 6,487 Property charges and other 63,961 37,796 Share-based payments 83,591 116,111 Wynn Macau, Limited corporate expenses 52,563 36,937 Operating loss (2,208,059) (938,280) Non-operating income and expenses Finance revenues 4 15,555 10,737 Finance costs 5 (1,201,772) (1,168,314) Net foreign currency differences (197,275) (42,795) Loss on extinguishment of debt — (11,951) Loss before tax (3,591,551) (2,150,603) Income tax expense 6 6,078 6,214 Net loss attributable to owners of the Company (3,597,629) (2,156,817)

104 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 9. SEGMENT INFORMATION (CONTINUED) As at 30 June 2022 As at 31 December 2021 HK$ HK$ (in thousands) (unaudited) (audited) Total assets Wynn Palace 23,336,016 24,335,693 Wynn Macau 6,444,098 8,478,839 Other Macau 7,956,715 9,082,465 37,736,829 41,896,997 10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS For the six months ended 30 June 2022, the Group incurred HK$147.4 million (six months ended 30 June 2021: HK$146.9 million) on additions of property and equipment and construction in progress. The Group disposed of property and equipment and construction in progress with a net carrying amount of HK$9.6 million (six months ended 30 June 2021: HK$34.5 million).

105Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 11. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 30 June 2022 and 31 December 2021: As at As at 30 June 2022 31 December 2021 HK$ HK$ (in thousands) (unaudited) (audited) Casino 549,257 665,261 Retail leases 52,536 116,268 Hotel 8,513 10,694 Trade receivables 610,306 792,223 Other receivables 169,736 206,429 Less: allowance for credit losses (428,516) (500,208) Total trade and other receivables, net 351,526 498,444

106 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 11. TRADE AND OTHER RECEIVABLES (CONTINUED) An aged analysis of trade receivables is as follows: As at As at 30 June 2022 31 December 2021 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 50,286 114,634 31 to 90 days 48,438 59,048 91 to 365 days 206,848 246,734 Over 365 days 304,734 371,807 Trade receivables 610,306 792,223 Other receivables 169,736 206,429 Less: allowance for credit losses (428,516) (500,208) Total trade and other receivables, net 351,526 498,444 Trade and other receivables are generally repayable within 14 days.

107Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 12. ACCOUNTS PAYABLE During the six months ended 30 June 2022 and the year ended 31 December 2021, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows: As at As at 30 June 2022 31 December 2021 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 125,056 170,937 31 to 60 days 60,541 113,782 61 to 90 days 50,145 51,876 Over 90 days 46,168 57,023 281,910 393,618 13. OTHER PAYABLES AND ACCRUALS Other payables and accruals consisted of the following as at 30 June 2022 and 31 December 2021: As at As at 30 June 2022 31 December 2021 HK$ HK$ (in thousands) (unaudited) (audited) Customer deposits 1,830,856 1,948,882 Outstanding chip liabilities 224,834 293,690 Loyalty program and related liabilities 112,201 96,063 Gaming taxes payable 95,351 472,740 Donation payable 83,522 81,872 Other gaming-related liabilities 1,030 5,300 Others 1,194,345 1,386,928 3,542,139 4,285,475

108 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 14. INTEREST-BEARING BORROWINGS As at As at 30 June 2022 31 December 2021 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans (a) 10,055,365 10,041,953 Senior notes (b) 36,885,417 36,650,417 46,940,782 46,692,370 Unamortized debt financing costs and premiums, net (137,760) (155,225) Total interest-bearing borrowings 46,803,022 46,537,145 The borrowings are repayable as follows: As at As at 30 June 2022 31 December 2021 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans: (a) In the third to fifth years, inclusive 10,055,365 10,041,953 10,055,365 10,041,953 Senior notes: (b) In the third to fifth years, inclusive 12,556,738 12,476,738 After the fifth year 24,328,679 24,173,679 36,885,417 36,650,417 Unamortized debt financing costs and premiums, net (137,760) (155,225) 36,747,657 36,495,192

109Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (a) Bank loans WM Cayman II Revolver, unsecured On 16 September 2021, WM Cayman II, an indirect wholly owned subsidiary of WML, as borrower and WML as guarantor, entered into a facility agreement with, among others, Bank of China Limited, Macau Branch as agent and a syndicate of lenders, pursuant to which the lenders will make available in an aggregate amount of HK$11.72 billion equivalent revolving unsecured credit facility consisting of one tranche in an amount of US$312.5 million (approximately HK$2.46 billion) and one tranche in an amount of HK$9.26 billion to WM Cayman II. WM Cayman II has the ability to upsize the total WM Cayman II Revolver by an additional HK$7.85 billion equivalent under the facility agreement and related agreements upon the satisfaction of various conditions. The final maturity of all outstanding loans under the WM Cayman II Revolver is 16 September 2025 (or if 16 September 2025 is not a business day, the next business day in the relevant calendar month), by which time any outstanding borrowings from the WM Cayman II Revolver must be repaid. Each loan under the revolving facility, consisting of both United States dollar and Hong Kong dollar tranches, will bear interest at LIBOR or HIBOR, as applicable, plus a margin of 2.625% per annum until 30 June 2022, the date from which the margin ranges from 1.875% to 2.875% per annum based on the leverage ratio of WM Cayman II on a consolidated basis. On 5 May 2022, WM Cayman II and its lenders agreed to waive certain financial covenants in the facility agreement under the WM Cayman II Revolver in respect of the relevant periods ending on the following applicable test dates: (a) 30 June 2022; (b) 30 September 2022; (c) 31 December 2022; and (d) 31 March 2023; and to provide for a floor on the interest rate margin of 2.625% per annum through 30 June 2023. WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied through the facility agreement. As at 30 June 2022, the Group had approximately HK$1.66 billion in funding available under WM Cayman II Revolver and had subsequently drawn the remaining HK$1.66 billion in full in July 2022 for general corporate purposes.

110 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans (continued) WM Cayman II Revolver, unsecured (continued) The facility agreement contains representations, warranties, covenants and events of default customary for similar financings, including, but not limited to, restrictions on indebtedness to be incurred by WM Cayman II or its group members and restrictions on creating security over the assets of WM Cayman II or by its group members. The facility agreement also requires WM Cayman II to maintain a certain leverage ratio and interest coverage ratio from time to time as provided under the facility agreement. The facility agreement also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers). It is a property mandatory prepayment event under the facility agreement if there is a loss of gaming operation or Concession Agreement by the Group. Customary fees and expenses were paid by WM Cayman II in connection with the facility agreement and related agreements. It is a mandatory prepayment event under the facility agreement if Wynn Resorts, Limited ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II through the Company measured by voting power. As at 30 June 2022, there was no non-compliance with covenants contained in the WM Cayman II Revolver, and accordingly the outstanding balance was classified as non-current liabilities. (b) Senior notes WML Senior Notes, unsecured On 20 September 2017, the Company issued 4.875% senior notes due 2024 with an aggregate principal amount of US$600.0 million (approximately HK$4.71 billion) (the “WML 2024 Notes”) and 5.500% senior notes due 2027 with an aggregate principal amount of US$750.0 million (approximately HK$5.89 billion) (the “WML 2027 Notes”). Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes mature on 1 October 2024 and 1 October 2027, respectively. The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to repurchase and redeem the WML 2021 Notes. On 17 December 2019, the Company issued 5.125% senior notes due 2029 with an aggregate principal amount of US$1.00 billion (approximately HK$7.85 billion) (the “WML 2029 Notes”). Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes mature on 15 December 2029. The Company used the net proceeds from the WML 2029 Notes to facilitate the repayment of a portion of the Wynn Macau Credit Facilities and expects to use the remainder for general corporate purposes.

111Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes (continued) WML Senior Notes, unsecured (continued) During 2020, the Company issued US$1.00 billion (approximately HK$7.85 billion) of 5.500% senior notes due 2026 (the “WML 2026 Notes”) and US$1.35 billion (approximately HK$10.59 billion) of 5.625% senior notes due 2028 (the “WML 2028 Notes”). Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and WML 2028 Notes mature on 15 January 2026 and 26 August 2028, respectively. The Company used a portion of the net proceeds of the WML 2026 Notes and WML 2028 Notes to facilitate repayments of the Wynn Macau Credit Facilities and expects to use the remainder for general corporate purposes. The WML Senior Notes are WML’s general unsecured obligations; rank pari passu in right of payment with all of WML’s existing and future senior unsecured indebtedness; rank senior to all of WML’s future subordinated indebtedness, if any; are effectively subordinated to all of WML’s future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all existing and future obligations of WML’s subsidiaries, including the WM Cayman II Revolver. The WML Senior Notes are listed on the Hong Kong Stock Exchange. The WML Senior Notes indentures contain covenants limiting WML’s (and certain of its subsidiaries’) ability to, among other things: merge or consolidate with or into another company; and transfer or sell all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same manner and scope as it does on the date on which each of the WML Senior Notes were issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

112 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes (continued) WML Senior Notes, unsecured (continued) If the Company undergoes certain Changes of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures governing the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of WRL, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. Under the indentures governing the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to WRL or any affiliate of WRL, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. As at 30 June 2022, there was no non-compliance with covenants contained in the WML Senior Notes indentures, and accordingly the outstanding balance was classified as non-current liabilities. (c) WRL Revolving Loan Facility, unsecured On 14 June 2022, the Company entered into a loan agreement with WRL, pursuant to which WRL agreed to make available an unsecured revolving loan facility in an amount of up to US$500.0 million (approximately HK$3.92 billion). The current term of the WRL Revolving Loan Facility is twenty-four months after the date of the loan agreement and the current interest rate of the loan is 4% per annum on funded amounts or any other rate (to take into account any prevailing market conditions and other applicable factors) as agreed between the Company and WRL from time to time. As at 30 June 2022, the Company had approximately HK$3.92 billion in funding available under the WRL Revolving Loan Facility.

113Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 15. COMMITMENTS Future minimum rents to be received under lessor arrangements As at 30 June 2022 HK$ As at 31 December 2021 HK$ (in thousands) (unaudited) (audited) Within one year 602,670 666,481 After one year but within two years 545,933 553,226 After two years but within three years 450,752 485,389 After three years but within four years 305,959 370,208 After four years but within five years 92,222 120,195 After five years 7,552 17,443 2,005,088 2,212,942 Capital commitments As at 30 June 2022 HK$ As at 31 December 2021 HK$ (in thousands) (unaudited) (audited) Contracted, but not provided for 390,841 382,761 Gaming premium commitment Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to paying an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

114 Wynn Macau, Limited

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2022

15. COMMITMENTS (CONTINUED)

Performance guarantee

In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. ("BNU") to secure a guarantee currently in the amount of MOP300.0 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group's performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. The Group is obligated, upon demand by BNU, to promptly repay any claims made on the guarantee by the Macau government.

Bank guarantee for fulfillment of labor liabilities

Under the Concession Extension Agreement, WRM will provide a first demand bank guarantee of not less than MOP1,210.0 million (approximately HK$1,174.8 million) in favor of the Macau government for securing the fulfillment of its labor liabilities upon the expiration of the Concession Extension Agreement. The Macau government may require an increase to the amount of the said guarantee, depending on the actual number of employees employed by WRM.

Other service commitments

	As at 30 June 2022 HK$	As at 31 December 2021 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**290,914**	270,908
After one year but not more than five years	**306,325**	314,617
After five years	**1,032**	—
	598,271	585,525

As at 30 June 2022, the Group was committed to purchases of operating supplies totaling HK$58.7 million (31 December 2021: HK$99.8 million).

115Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 16. LITIGATION The Group did not have any material litigation outstanding as at 30 June 2022. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau litigation related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operated a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM was responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. We believe most remaining cases are without merit and unfounded and intend to vigorously defend against the remaining claims pleaded against us in these lawsuits. The Group has made estimates for potential litigation costs based upon its assessment of the likely outcome and has recorded provisions for such amounts in the accompanying interim financial information. No assurances can be provided as to the outcome of the pending Dore cases and actual results may differ from these estimates.

116 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 17. RELATED PARTY DISCLOSURES As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand. The Group had the following material related party and connected transactions with related companies: For the Six Months Ended 30 June Name of related companies Relation to the company Primary nature of transactions 2022 2021 HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Resorts Ultimate parent company Intellectual property license fees (i) 109,764 222,592 Wynn Resorts Ultimate parent company Corporate support services (ii) 33,937 22,196 Wynn Resorts Ultimate parent company Share-based payment expenses 43,069 52,793 WIML Subsidiary of Wynn Resorts International marketing expenses (iii) 24,915 21,261 Worldwide Wynn Subsidiary of Wynn Resorts Staff secondment payroll charges (iv) 26,035 26,707 Wynn Design & Development Subsidiary of Wynn Resorts Design/ development payroll (v) 10,299 5,748 Except for the share-based payment expenses incurred with Wynn Resorts, all of the above transactions are noted as continuing connected transactions.

117Interim Report 2022 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 17. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) Intellectual property license fees The license fees payable to Wynn Resorts equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. On 29 June 2022, a monetary annual cap for the amount payable by the Group under the relevant intellectual property license agreements was agreed by the parties to the agreement at US$74.5 million (equivalent to approximately HK$584.8 million, based on an exchange rate of US$1=HK$7.8499) for the year ending 31 December 2022. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services. In any event, the annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Palace, Wynn Macau and Encore. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2022 and 2021. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

118 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2022 17. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In 2022, Ms. Linda Chen, who is a director of the Company, exercised an option to purchase a home provided by the Group for her use for no consideration, as provided by the terms of her employment agreement. Based on a third-party appraisal as of the date of option exercise, the estimated fair value of the home is HK$50.0 million. The home purchase is expected to close during the second half of 2022. WRL Revolving Loan Facility On 14 June 2022, the Company entered into a loan agreement with WRL, pursuant to which WRL agreed to make available an unsecured revolving loan facility in an amount of up to US$500.0 million (approximately HK$3.92 billion). As at 30 June 2022, the Company had approximately HK$3.92 billion in funding available under WRL Revolving Loan Facility. For further details, refer to note 14 to the interim financial information. 18. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits, balances with related companies, accounts payable, construction payables and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate to their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The fair value of the lease liabilities is calculated by discounting the expected future cash flows using the Group’s incremental borrowing rate. The non-current portion of financial liabilities included in other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. As at 30 June 2022, the estimated fair value for level 2 of the Group’s outstanding debt instruments was HK$34.17 billion (as at 31 December 2021: HK$43.81 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the six months ended 30 June 2022 and 2021. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values are those measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant inputs are directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data.

119Interim Report 2022 Definitions “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 30 June 2022 “Company”, “our Company” or “WML” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Concession Extension Agreement” the agreement entered into between WRM and the Macau government for the extension of WRM’s gaming concession to 31 December 2022 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “COVID-19 Pandemic” an outbreak of a respiratory illness caused by a new strain of coronavirus (the “COVID-19”) that was identified in January 2020. The disease has since spread rapidly across the world, causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020 “DICJ” The Gaming Inspection and Coordination Bureau of Macau “Director(s)” the director(s) of our Company “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

120 Wynn Macau, Limited Definitions “Group”, “we”, “us” or “our” our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” or “HKSAR” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “LIBOR” London Interbank Offered Rate “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” National Association of Securities Dealers Automatic Quotation System “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company

121Interim Report 2022 Definitions “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this interim report for geographical and statistical reference only, references in this interim report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlative meaning “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” SJM Resorts, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this interim report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau, S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc.

122 Wynn Macau, Limited Definitions “WM Cayman Holdings Limited II” or “WM Cayman II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WM Cayman II Revolver” the HK$11.72 billion (equivalent) revolving unsecured credit facility to WM Cayman II on 16 September 2021 “WML 2021 Notes” the US$600.0 million (approximately HK$4.71 billion) 5.250% senior notes due 2021 issued by the Company in October 2013 and the additional US$750.0 million (approximately HK$5.89 billion) 5.250% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes “WML 2024 Notes” the US$600.0 million (approximately HK$4.71 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279) “WML 2026 Notes” the US$750.0 million (approximately HK$5.89 billion) 5.500% senior notes due 2026 issued by the Company in June 2020 and the additional US$250.0 million (approximately HK$1.96 billion) 5.500% senior notes due 2026 issued by the Company in August 2020 (Debt Stock Code: 40259), which were consolidated and form a single series of notes “WML 2027 Notes” the US$750.0 million (approximately HK$5.89 billion) 5.500% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML 2028 Notes” the US$600.0 million (approximately HK$4.71 billion) 5.625% senior notes due 2028 issued by the Company in August 2020 and the additional US$750.0 million (approximately HK$5.89 billion) 5.625% senior notes due 2028 issued by the Company in December 2020 (Debt Stock Code: 40357), which were consolidated and form a single series of notes “WML 2029 Notes” the US$1.00 billion (approximately HK$7.85 billion) 5.125% senior notes due 2029 issued by the Company in December 2019 (Debt Stock Code: 40102)

123Interim Report 2022 Definitions “WML Senior Notes” Collectively, the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRL Revolving Loan Facility” the HK$3.92 billion (equivalent) revolving unsecured credit facility to the Company on 14 June 2022 “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreement, entered into during March 2021, between WRM and the Macau Special Administrative Region, that provide for a payment to the Macau Special Administrative Region of MOP12.8 million for year 2021 and MOP6.3 million for the period ended 26 June 2022 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those periods “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Interactive Ltd.” Wynn Interactive Ltd., a company formed under the laws of the Bermuda and a subsidiary of Wynn Resorts, Limited, and our associated corporation (as defined in the SFO) “Wynn International Marketing, Ltd.” or “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited

124 Wynn Macau, Limited Definitions “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$18.01 billion (equivalent) fully-funded senior term loan facility and the HK$5.86 billion (equivalent) senior revolving credit facility extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018 “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Finance, LLC” Wynn Resorts Finance, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

125Interim Report 2022 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to customers, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players

126 Wynn Macau, Limited Glossary “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP player” client, customer or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com